Exhibit 10.1

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT

dated as of June 7, 2019,

among

FUSION CONNECT, INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Borrower,

CERTAIN SUBSIDIARIES OF FUSION CONNECT, INC.,
each, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantor Subsidiaries,

THE LENDERS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

________________________________________________________

$59,500,000 Superpriority Secured Debtor-in-Possession Term Credit Facility
________________________________________________________

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Accounting Terms	36
1.3	Interpretation, Etc.	36
1.4	Classification of Loans and Borrowings	36

SECTION 2.	LOANS	37
2.1	Loans	37
2.2	[Reserved]	38
2.3	[Reserved]	38
2.4	Pro Rata Shares; Obligations Several; Availability of Funds	38
2.5	Use of Proceeds	39
2.6	Evidence of Debt; Register; Notes	39
2.7	Interest on Loans	40
2.8	Conversion/Continuation	41
2.9	Default Interest	41
2.10	Fees	42
2.11	Repayment	42
2.12	Voluntary Prepayments	43
2.13	Mandatory Prepayments	43
2.14	Application of Prepayments	45
2.15	General Provisions Regarding Payments	45
2.16	Ratable Sharing	46
2.17	Making or Maintaining Eurodollar Rate Loans	47
2.18	Increased Costs; Capital Adequacy and Liquidity	49
2.19	Taxes; Withholding, Etc.	50
2.20	Obligation to Mitigate	54
2.21	Defaulting Lenders	54
2.22	Replacement of Lenders	55
2.23	Withdrawal of Funds from the DIP Term Funding Account	55

SECTION 3.	CONDITIONS PRECEDENT	56
3.1	Closing Date	56
3.2	Delayed Draw Borrowing	59
3.3	Each Credit Extension	60

SECTION 4.	REPRESENTATIONS AND WARRANTIES	61
4.1	Organization; Requisite Power and Authority; Qualification	61
4.2	Equity Interests and Ownership	61
4.3	Due Authorization	61
4.4	No Conflict	62
4.5	Governmental Approvals	62
4.6	Binding Obligation	62
4.7	Historical Financial Statements	62
4.8	No Material Adverse Effect	62
4.9	Adverse Proceedings	63
4.10	Payment of Taxes	63

4.11	Properties	63
4.12	Environmental Matters	64
4.13	No Defaults	64
4.14	Investment Company Act	64
4.15	Federal Reserve Regulations	64
4.16	Employee Benefit Plans	65
4.17	[Reserved]	65
4.18	Compliance with Laws	65
4.19	Disclosure	65
4.20	Collateral Matters	65
4.21	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	66
4.22	Communications Regulatory Matters	67
4.23	Cases; Orders	68

SECTION 5.	AFFIRMATIVE COVENANTS	68
5.1	Financial Statements and Other Reports	68
5.2	Existence, Licenses, Etc.	72
5.3	Payment of Taxes	72
5.4	Maintenance of Properties	72
5.5	Insurance	73
5.6	Books and Records; Inspections	73
5.7	Weekly Conference Calls	74
5.8	Compliance with Laws	74
5.9	Environmental Matters	74
5.10	Subsidiaries	74
5.11	Additional Collateral	75
5.12	Further Assurances	75
5.13	Maintenance of Ratings	75
5.14	Use of Proceeds	75
5.15	Post-Closing Matters	76
5.16	Priority of Liens	76
5.17	[Reserved]	77
5.18	Bankruptcy Related Matters	77

SECTION 6.	NEGATIVE COVENANTS	78
6.1	Indebtedness	78
6.2	Liens	80
6.3	No Further Negative Pledges	82
6.4	Restricted Payments	82
6.5	Restrictions on Subsidiary Distributions	82
6.6	Investments	83
6.7	Financial Covenants	84
6.8	Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	85
6.9	Sales and Leasebacks	87
6.10	Transactions with Affiliates	87
6.11	Conduct of Business	87
6.12	Hedge Agreements	87
6.13	Amendments or Waivers of Organizational Documents and Certain Agreements	88
6.14	Fiscal Year	88
6.15	Additional Matters	88
6.16	Payments to Lingo	89

SECTION 7.	GUARANTEE	89
7.1	Guarantee of the Obligations	89
7.2	Indemnity by the Borrower; Contribution by the Guarantors	89
7.3	Liability of Guarantors Absolute	90
7.4	Waivers by the Guarantors	92
7.5	Guarantors’ Rights of Subrogation, Contribution, Etc.	92
7.6	Continuing Guarantee	92
7.7	Authority of the Guarantors or the Borrower	93
7.8	Financial Condition of the Credit Parties	93
7.9	Bankruptcy, Etc.	93

SECTION 8.	EVENTS OF DEFAULT	94
8.1	Events of Default	94

SECTION 9.	AGENTS	101
9.1	Appointment of Agents	101
9.2	Powers and Duties	102
9.3	General Immunity	102
9.4	Acts in Individual Capacity	104
9.5	Lenders’ Representations, Warranties and Acknowledgments	104
9.6	Right to Indemnity	105
9.7	Successor Administrative Agent and Collateral Agent	106
9.8	Collateral Documents and Obligations Guarantee	107
9.9	Withholding Taxes	109
9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	110
9.11	Certain ERISA Matters	110

SECTION 10.	MISCELLANEOUS	112
10.1	Notices	112
10.2	Expenses	114
10.3	Indemnity	114
10.4	Set-Off	115
10.5	Amendments and Waivers	115
10.6	Successors and Assigns; Participations	118
10.7	Independence of Covenants	122
10.8	Survival of Representations, Warranties and Agreements	122
10.9	No Waiver; Remedies Cumulative	123
10.10	Marshalling; Payments Set Aside	123
10.11	Severability	123
10.12	Independent Nature of Lenders’ Rights	123
10.13	Headings	123
10.14	APPLICABLE LAW	123
10.15	CONSENT TO JURISDICTION	124
10.16	WAIVER OF JURY TRIAL	124
10.17	Confidentiality	125
10.18	Usury Savings Clause	126
10.19	Counterparts	126
10.20	Effectiveness; Entire Agreement	126
10.21	PATRIOT Act	126
10.22	Electronic Execution of Assignments	126
10.23	No Fiduciary Duty	127
10.24	[Reserved]	127
10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	127

SCHEDULES:	2.1	Commitments
	4.1	Organization; Requisite Power and Authority; Qualification
	4.2	Equity Interests and Ownership
	4.9	Adverse Proceedings
	4.10	Payment of Taxes
	4.11(b)	Real Estate
	4.18	Compliance with Laws
	4.22	Regulatory Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.10	Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Closing Date Certificate
	C	Compliance Certificate
	D	Conversion/Continuation Notice
	E	Counterpart Agreement
	F	Funding Notice
	G	Intercompany Indebtedness Subordination Agreement
	H	Intercompany Note
	I	DIP Term Funding Withdrawal Notice
	J	Pledge and Security Agreement
	K	Interim Order
	L	Critical Vendor Report
	M	Form of Note
	N-1	Form of US Tax Certificate For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes
	N-2	Form of US Tax Certificate For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes
	N-3	Form of US Tax Certificate For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes
	N-4	Form of US Tax Certificate For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT dated as of June 7, 2019, among FUSION CONNECT, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, each, a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, as Guarantor Subsidiaries, the LENDERS party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as Administrative Agent and Collateral Agent.

On June 3, 2019 (the “Petition Date”), the Borrower and the Guarantor Subsidiaries (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and management of their business pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of new-money loans in an aggregate principal amount of up to $39,500,000 and in the form of roll-up loans in an aggregate principal amount equal to the principal amount of the loans outstanding under the Super Senior Secured Credit Agreement on the Final Order Entry Date pursuant to this Agreement (collectively, the “DIP Term Facility”), with all of the Borrower’s obligations under the DIP Term Facility to be guaranteed by each Guarantor Subsidiary.

The priority of the DIP Term Facility with respect to the Collateral granted to secure the Obligations shall be as set forth in the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

The Borrower and the Guarantor Subsidiaries are engaged in related businesses, and each Guarantor Subsidiary will derive substantial direct and indirect benefit from the making of the extensions of credit under this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                                DEFINITIONS AND INTERPRETATION

1.1           Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan of Reorganization, in form and substance satisfactory to the Requisite Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders in their sole discretion).

“Acceptable Disclosure Statement” means the disclosure statement relating to the Acceptable Plan of Reorganization, in form and substance satisfactory to the Requisite Lenders in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after the initial filing thereof with the consent of the Requisite Lenders in their reasonable discretion).

“Acceptable Disclosure Statement Approval Order” means an order of the Bankruptcy Court approving the Acceptable Disclosure Statement, in form and substance satisfactory to the Requisite Lenders in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof so long as such amendment, supplement, or modification is satisfactory to the Requisite Lenders in their reasonable discretion).

“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Cases, in form and substance consistent in all material respects with the Restructuring Support Agreement and satisfactory to the Requisite Lenders in their reasonable discretion, that, among other things, (i) provides for the termination of the Commitments and the indefeasible payment in full in Cash and full discharge of the Obligations (other than contingent indemnification obligations not yet due) upon the consummation date with respect to such plan of reorganization and (ii) provides for releases for the Administrative Agent, the Collateral Agent, the Lenders and the agents and lenders under the Existing First Lien Credit Agreement and their respective Related Parties (as the same may be amended, supplemented, or modified from time to time with the consent of the Requisite Lenders in their reasonable discretion).

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Ad Hoc Group of Term Lenders” mean those certain lenders under the Existing First Lien Credit Agreement represented by Davis Polk and Greenhill as of the Closing Date.

“Additional OID” as defined in Section 2.10(a).

“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) the rate per annum (rounded to the nearest 1/100th of 1%) determined by the Administrative Agent by reference to the ICE Benchmark Administration London Interbank Offered Rate for deposits in Dollars (as set forth on the applicable Bloomberg screen page or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, by (b) an amount equal to one minus the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Wilmington Trust, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Administrative Agent Fee Letter” means the Fee Letter, dated as of the Closing Date, between the Administrative Agent, the Collateral Agent and the Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent or another form reasonably acceptable to the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened in writing against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that for purposes of Section 6.10, the term “Affiliate” also means any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“After-Acquired Intellectual Property” as defined in Section 4.20(c).

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.16.

“Agreement” means this Superpriority Secured Debtor-In-Possession Credit and Guaranty Agreement dated as of June [___], 2019.

“Anti-Corruption Laws” as defined in Section 4.21.

“Applicable Rate” means, on any day, (x) with respect to any Roll-Up Loans, (i) 9.00% per annum, in the case of a Base Rate Loan, and (ii) 10.00% per annum, in the case of a Eurodollar Rate Loan and (y) with respect to New-Money Loans, (i) 9.00% per annum, in the case of a Base Rate Loan, and (ii) 10.00% per annum, in the case of a Eurodollar Rate Loan.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate for a Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of credits for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Budget” means the Initial DIP Budget or then most current DIP Budget prepared by the Borrower and approved by the Requisite Lenders pursuant to Section 5.1(o), as applicable.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party, or its counsel or advisors, provides to any Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means any Disposition of assets (other than Dispositions made in reliance on Section 6.8(b)(i), (ii), (iii), (iv) or (vi)) other than any such Disposition (or series of related Dispositions) which, together with any prior Dispositions, does not result in aggregate Net Proceeds not exceeding $500,000 during the term of this Agreement.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chief executive officer, president, chief operating officer, chief financial officer, principal accounting officer, treasurer, secretary, assistant secretary, executive vice president or senior vice president of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Avoidance Action” means the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code.

“Avoidance Proceeds” means any proceeds or property recovered, unencumbered or otherwise in connection with successful Avoidance Actions, whether by judgment, settlement or otherwise.

“Backstop Fee” as defined in Section 2.10(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy  Court” means the United States Bankruptcy Court for the Southern District of New York, or any appellate court having jurisdiction over the Cases from time to time.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day plus 1%; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Budget Test Period” means, as of any date of determination, (a) at any time prior to the approval of a DIP Budget pursuant to Section 5.1(o), the period beginning with the Closing Date through the most recent Sunday prior to the delivery of the applicable Budget Variance Report (Compliance) and (b) one week after the delivery of an Approved Budget pursuant to Section 5.1(o), the period beginning with the first date covered by the most recently delivered DIP Budget that has become the Approved Budget through the most recent Sunday prior to the delivery of the applicable Budget Variance Report (Compliance).

“Budget Variance Report (Compliance)” means a variance report, in a form reasonably satisfactory to the Requisite Lenders or their advisors, setting forth (a) for the then applicable Budget Test Period (and, for informational purposes, the most recently ended week), (x) the cumulative (and, for informational purposes, weekly) variance (positive or negative) on a weekly basis of the aggregate receipts (as compared to the Approved Budget covering such period) of the Debtors, (y) the cumulative (and, for informational purposes, weekly) variance (positive or negative) on a weekly basis (as compared to the Approved Budget covering such period) of the aggregate operating disbursements (excluding professional fees and expenses and adequate protection payments) made by the Debtors, and (b) an explanation, in reasonable detail, of any material variance and a distinction between permanent and timing-related variances, certified by the chief financial officer of the Borrower.

“Budget Variance Report (Initial)” means a variance report, in a form reasonably satisfactory to the Requisite Lenders or their advisors, setting forth (a) for the period beginning with the Closing Date through the most recent Sunday prior to the delivery of the Budget Variance Report (Initial) (and, for informational purposes only, the most recently ended week), (x) the cumulative (and, for informational purposes, weekly) variance (positive or negative) of the aggregate receipts (as compared to the Initial DIP Budget covering such period, without giving effect to any updates thereto pursuant to Section 5.1(o)) of the Debtors, (y) the cumulative (and, for informational purposes, weekly) variance (positive or negative) as compared to the Initial DIP Budget covering such period, without giving effect to any updates thereto pursuant to Section 5.1(o)) of the aggregate operating disbursements (excluding professional fees and expenses and adequate protection payments) made by the Debtors, and (b) an explanation, in reasonable detail, of any material variance and a distinction between permanent and timing-related variances, certified by the chief financial officer of the Borrower.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Bankruptcy Court” means The Ontario Superior Court of Justice (Commercial List) or any other Canadian court having jurisdiction in respect of the Canadian Subsidiaries.

“Canadian Subsidiaries” means collectively, Primus Management ULC, a British Columbia unlimited liability company, and Bircan Management ULC, a British Columbia unlimited liability company and any other Subsidiary of the Borrower organized under the laws of Canada or any province or political division thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, subject to Section 1.2(a). The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, subject to Section 1.2(a), and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Carve-Out” as defined in the Interim Order or the Final Order, as applicable.

“Case” and “Cases” as defined in the recitals to this Agreement.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateral” as defined in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America and backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within 270 days after such date and issued or accepted by any commercial bank organized or licensed to conduct a banking business under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days from such date for securities described in clause (a) or clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; (f) shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has ratings of at least AA+ from S&P or at least Aa1 from Moody’s; and (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“CFC” means (a) any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code), but only if a Credit Party or a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) that is an Affiliate of a Credit Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Internal Revenue Code) described in Section 951(a)(1) of the Internal Revenue Code and (b) each Subsidiary of any Person described in clause (a).

“CFC Holding Company” means each Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than assets that consist (directly or indirectly through disregarded entities or partnerships) of Equity Interests or indebtedness (as determined for United States tax purposes) in one or more CFCs or CFC Holding Companies.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a)  the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than Permitted Holders, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or (b) the occurrence of any “change of control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Borrower or any Restricted Subsidiary incurred on or after the Petition Date.

“Claiming Guarantor” as defined in Section 7.2(b).

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.

“Closing Date Fees” as defined in Section 2.10(a).

“Collateral” means all the “Collateral” (or equivalent term) as defined in the Interim Order (and, when entered, the Final Order) or in any Collateral Document and shall include the DIP Term Funding Account and any and all amounts held in such account and all proceeds thereof; provided that Collateral shall not include the Excluded Property.

“Collateral Agent” means Wilmington Trust, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)  the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b)  the Collateral Agent shall have received from the Borrower and each Designated Subsidiary (A) a counterpart of the Pledge and Security Agreement, duly executed and delivered on behalf of such Person, or (B) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c)  in the case of any Person that becomes a Designated Subsidiary after the Closing Date, the Administrative Agent shall have received, to the extent requested by the Administrative Agent or the Requisite Lenders, documents, opinions and certificates of the type referred to in Sections 3.1(b), 3.1(d), 3.1(e), 3.1(f) and 3.1(k) with respect to such Designated Subsidiary;

(d)  all Equity Interests owned by or on behalf of any Credit Party shall have been pledged pursuant to the Pledge and Security Agreement (provided that the Credit Parties shall not be required to pledge (i) [reserved] or (ii) Equity Interests that constitute Excluded Property), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)  (i) the Borrower and each Restricted Subsidiary shall have duly executed and delivered a counterpart of each of the Intercompany Note and the Intercompany Indebtedness Subordination Agreement and (ii) all Indebtedness of any other Person in a principal amount of $250,000 or more that is owing to any Credit Party shall be evidenced by a promissory note, and the Intercompany Note, each other promissory note (if any) evidencing Indebtedness of the Borrower or any Restricted Subsidiary to any Credit Party and each promissory note referred to in clause (ii) above shall, in each case, have been pledged pursuant to the Pledge and Security Agreement and the Collateral Agent shall have received the Intercompany Note and all such other promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f)  all instruments and documents, including UCC financing statements (including transmitting utility financing statements), required by applicable law or reasonably requested by the Collateral Agent or the Requisite Lenders to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded;

(g)  within 30 days of the reasonable request by the Collateral Agent (acting at the written direction of the Requisite Lenders), the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset, if any, duly executed and delivered by the record owner of such Material Real Estate Asset, (ii) a fully paid policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the Requisite Lenders, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Requisite Lenders may reasonably request, (iii) a completed Flood Certificate with respect to any owned Real Estate Asset subject to a Lien pursuant to a Mortgage, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program and if the Flood Certificate with respect to any such Real Estate Asset states that any “Building” (as defined in 12 CFR Chapter III, Section 339.2) included as part of such Real Estate Asset is located in a Flood Zone, (A) an acknowledgement of a written notification from the applicable Credit Party to the Collateral Agent as to the existence of such Real Estate Asset and as to whether the community in which such Real Estate Asset is located is participating in the Flood Program and (B) if such Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and other applicable law (including as to the amount of insurance coverage required thereunder), (iv) with respect to any Material Real Estate Asset encumbered by a Lien that is to be subordinated to the Lien created in accordance with this Agreement and the other Credit Documents, an amendment or agreement of subordination duly executed and delivered with respect to any Lien or encumbrance that, but for such subordination, would have priority over the Mortgage delivered to the Collateral Agent,(v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Requisite Lenders may reasonably request with respect to any Mortgage or Material Real Estate Asset and (vi) with respect to any Leasehold Property with a fair value of greater than $1,000,000, if reasonably requested by the Requisite Lenders, (A) evidence that a memorandum of lease for the lease pursuant to which the leasehold interest in the Leasehold Property has been demised to the applicable Credit Party has been recorded in the applicable real property records, (B) to the extent required by such lease, evidence that the landlord thereunder has consented to the granting of a Mortgage of the leasehold interest in such Leasehold Property, in form and substance reasonably acceptable to the Requisite Lenders, and (C) upon the request of the Collateral Agent or the Requisite Lenders, an estoppel certificate from the landlord under the related Lease;

(h)  the Obligations shall be secured as provided in the applicable Order; and

(i)  none of the Collateral shall be subject to any Liens other than Permitted Liens.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties if and for so long as the Collateral Agent (acting at the written direction of the Requisite Lenders), in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables shall be excessive in relation to the benefit that would be afforded to the Lenders therefrom. The Collateral Agent (acting at the written direction of the Requisite Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Restricted Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, the Collateral and Guarantee Requirement shall not apply to any of the following assets (collectively, the “Excluded Property”; each capitalized term used in this paragraph but not defined in this Agreement having the meaning given to it in the Pledge and Security Agreement): (i) [reserved], (ii) [reserved], (iii) [reserved], (iv) (A) any assets if, for so long as and to the extent a security interest may not be granted in such assets as a matter of applicable law, (B) any lease, license (including any License), contract or other agreement or any rights or interests thereunder if, for so long as and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any right, title or interest of the applicable Credit Party in or (2) a breach or termination pursuant to the terms of, or a default under, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (B), to the extent that such breach or default is ineffective under the UCC, the Bankruptcy Code or other applicable law or principles of equity, and (C) any property subject to a Lien securing any purchase money obligation or Capital Lease Obligation incurred following the Petition Date (or any refinancing indebtedness in respect thereof) if, for so long as and to the extent the grant of a security interest therein would constitute or result in a breach or a default under the related agreements, provided that this clause (C) shall apply only if such Lien and such purchase money obligation or Capital Lease Obligation are permitted hereunder, except, in each case under this clause (iv) to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the UCC, the Bankruptcy Code or other applicable law or principles of equity, provided further that this clause (iv) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is deemed effective under the UCC or the Bankruptcy Code, (v) any governmental licenses or state or local franchises, charters and authorizations of a Governmental Authority if, for so long as and to the extent the grant of a security interest therein is prohibited or restricted by applicable law (including the CPCN issued in Colorado to Cbeyond Communications LLC and to Fusion LLC (formerly known as Network Billing Systems, LLC)), except, in each case under this clause (v), to the extent that such prohibition or restriction is ineffective under the UCC, the Bankruptcy Code or other applicable law or principles of equity, provided that this clause (v) shall not exclude Proceeds thereof and Accounts and Payment Intangibles arising therefrom the assignment of which is deemed effective under the UCC or the Bankruptcy Code, (vi) Equity Interests in any Person that is not a wholly owned Restricted Subsidiary that is not a Debtor if, for so long as and to the extent the Organizational Documents of such Person or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than the Borrower or a Restricted Subsidiary (it being understood that none of the Credit Parties shall be required to seek the consent of third parties thereunder) except, in each case under this clause (vi), to the extent that such prohibition or restriction is ineffective under the UCC, the Bankruptcy Code or other applicable law or principles of equity, (vii) any “intent to use” trademark application for which a statement of use has not been filed with the United States Patent and Trademark Office, but only to the extent that the grant of a security interest therein would invalidate such trademark application, and (viii) any assets specifically excluded from the Collateral in the Interim Order (or, if applicable, the Final Order), and in each case of this paragraph other than any Proceeds, substitutions or replacements of the foregoing (unless such Proceeds, substitutions or replacements themselves would constitute assets described in clauses (i) through (viii) above).

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Intellectual Property Security Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Borrower pursuant to Section 3.1(d).

“Commitment” means, individually or collectively, as the context may require, the Initial Commitment or the Delayed Draw Commitment. The aggregate amount of the Commitments as of the Closing Date is $39,500,000, as set forth on Schedule 2.1.

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.1.

“Communications Laws” means (a) the Communications Act of 1934, (b) the rules and regulations of the FCC promulgated under Title 47 of the U.S. Code of Federal Regulations, as they may be amended or supplemented from time to time and decisions, policies, reports and orders issued pursuant to the adoption of such rules and regulations, (c) the Communications Assistance for Law Enforcement Act, codified at 47 U.S.C. §1001, et. seq., (d) such other laws of the United States codified or otherwise included in Title 47 of the U.S. Code as may be applicable to the conduct of the business of the Borrower and the Restricted Subsidiaries, (e) any other law of any Governmental Authority with jurisdiction over telecommunications related matters, including all laws administered by any State PUC, and (f) the terms and conditions of any License granted or issued to the Borrower or any Restricted Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ability to exercise voting power, the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit E.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means each of this Agreement, the Collateral Documents, the Administrative Agent Fee Letter, the Counterpart Agreements and, except for purposes of Section 10.5, the Notes, if any, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof and which are designated as “Credit Documents” pursuant to an agreement between the Borrower and the Administrative Agent.

“Credit Extension” means the making of a Loan.

“Credit Parties” means the Borrower and the Guarantor Subsidiaries.

“Critical Vendor Report” means a report, in a form reasonably acceptable to the Lenders or their advisors, describing in reasonable detail the matters set forth on Exhibit L hereto.

“Davis Polk” means Davis Polk & Wardwell LLP, acting in their capacity as counsel to the Ad Hoc Group of Term Lenders.

“Debtor” as defined in the preamble hereto.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) is, or a direct or indirect parent company of such Lender is, (i) the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Requisite Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent or the Requisite Lenders to the Borrower and each Lender, and, if such determination is made by the Requisite Lenders, to the Administrative Agent.

“Delayed Draw Borrowing Date” means any date on which the Delayed Draw Loan is made, which shall be no earlier than the Final Order Entry Date.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment of such Lender to make a Delayed Draw Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Loan” as defined in Section 2.1.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Subsidiary” means each Restricted Subsidiary of the Borrower, other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) [reserved], (c) [reserved], (d) [reserved], (e) any Subsidiary that is prohibited by applicable law or, in the case of any Subsidiary acquired after the Petition Date, any Contractual Obligation in effect at the time such Subsidiary is acquired (and not entered into in contemplation of or in connection with such acquisition) from providing an Obligations Guarantee (including any such prohibition arising from any requirement to obtain a consent, approval (including regulatory approval), license or authorization of any Governmental Authority that has not been obtained in order to provide such Obligations Guarantee); provided that to the extent any such consent, approval, license or authorization is required from the FCC or any State PUC, the Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts (including by making all applicable filings and submitting all applicable notices) to obtain the same promptly after such Restricted Subsidiary is otherwise required to become a Designated Subsidiary, (f) any captive insurance company and (g) any not-for-profit Subsidiary, (h) any Subsidiary where the burden or cost of providing an Obligations Guarantee by such Subsidiary is excessive in relation to the benefit that would be afforded to the Lenders thereby, as determined by the Requisite Lenders in consultation with the Borrower or (i) any Canadian Subsidiaries for as long as the Requisite Lenders reasonably determine in good faith, after consultation with the Borrower, that the direct and indirect costs and risks associated with providing an Obligations Guarantee outweigh the benefits afforded thereby; provided that each of the Debtors in any of the Cases shall at all times be a Designated Subsidiary.

“DIP Budget” means a rolling cash flow forecast delivered on or prior to the Closing Date and on any date as set forth in Section 5.01(o) thereafter, setting forth the Debtors’ projected cash receipts and cash disbursements on a week-by-week basis (i) initially, covering the period commencing on or about the Closing Date and ending seven months after the Closing Date and (ii) thereafter, covering the period commencing on the first Business Day of the week of the delivery of such forecast to the date ending seven months after the Closing Date.

“DIP Term Facility” as defined in the recitals to this Agreement.

“DIP Term Funding Account” means the segregated deposit account to be established in the name of the Borrower at a financial institution satisfactory to the Requisite Lenders and subject to an account control agreement providing for “day 1” control in favor of the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent and the Requisite Lenders into which the proceeds of the Delayed Draw Loan are to be deposited; it being acknowledged and agreed that the funds in such account shall only be made available to the Borrower in accordance with the terms and conditions set forth in Section 2.23.

“DIP Term Funding Account Withdrawal Notice” as defined in Section 2.23.

“Disposition” means any sale, transfer, lease or other disposition (including any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests) or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the Stated Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in Cash in full of all Obligations and, if any are then in effect, the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability’ provided further that the Holcombe Preferred Stock shall not constitute a Disqualified Equity Interest.

“Disqualified Institution” means (a) such competitors of the Borrower and its Subsidiaries as have been identified by name in writing by the Borrower to the Administrative Agent from time to time and (b) any Affiliate of any such Person identified pursuant to clause (a) above (i) that has been identified by name in writing by the Borrower to the Administrative Agent from time to time or (ii) where such Affiliate’s relationship to such Person is readily apparent on its face on the basis of the name of such Affiliate, in each case under this clause (b), other than any such Affiliate that is a bona fide fixed income investor or debt fund that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business; provided that no Person shall be a Disqualified Institution until the date on which the list of Disqualified Institutions that have been so identified by name pursuant to this definition shall have been made available to the Lenders on the Platform. It is understood and agreed that any identification by the Borrower pursuant to this definition shall not apply retroactively to disqualify any assignment or participation to any Person that shall have become a Lender or a participant prior thereto (but that no further assignments or delegations to, or sales of participations by, may be made to any such Person thereafter and such Person shall thereafter for all other purposes be a Disqualified Institution). The Administrative Agent will promptly make such list available on the Platform upon the written request of the Borrower that it do so. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent shall not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Institutions and shall not have any liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean consolidated EBITDA of the Borrower and its Subsidiaries, calculated in a manner reasonably acceptable to the Requisite Lenders or their advisors and consistent with the projections delivered pursuant to Section 3.1(l)(ii) in the form set forth on Exhibit C.

“EBITDA Variance Percentage” shall mean (i) for the test periods ending on June 30, 2019 and July 31, 2019: 15%, (ii) for the test periods ending on August 31, 2019 and September 30, 2019: 12.5% and (iii) for the test periods ending thereafter: 10.0%

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that in no event shall any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), any Defaulting Lender, any Disqualified Institution, the Borrower, any Subsidiary or any other Affiliate of the Borrower be an Eligible Assignee.

“Employee Benefit Plan” means any of (a) an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Parts II, III or IV of Title I of ERISA or Title IV of ERISA and that is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”, in each case, other than a Foreign Plan.

“Environmental Laws” means all applicable laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to pollution or to the protection of the environment, natural resources, threatened or endangered species or human health and safety.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of the Borrower or any Restricted Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Restricted Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of the Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation), (b) the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Restricted Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, (i) the withdrawal of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, (j) the receipt by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, (ii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iii) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code or (p) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) with respect to which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Property” as defined in the definition of the term “Collateral and Guarantee Requirement”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(g) and (d) any US federal withholding Taxes imposed under FATCA.

“Existing Debt” means the Indebtedness under (i) the Super Senior Secured Credit Agreement (prior to its roll-up into Term Loans pursuant to the terms hereof), (ii) the Existing First Lien Credit Agreement, (iii) the Existing Second Lien Credit Agreement and (iv) the Subordinated Notes.

“Existing Debt Documents” means the Super Senior Secured Credit Agreement, the Existing First Lien Credit Agreement, the Existing Second Lien Credit Agreement and the Subordinated Notes.

“Existing First Lien Credit Agreement” means the First Lien Credit and Guaranty Agreement dated as of May 4, 2018, among the Borrower, the guarantors named therein, the financial institutions named therein, and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to the Petition Date.

“Existing First Lien Pledge and Security Agreement” means the First Lien Pledge and Security Agreement dated as of May 4, 2018, among the Borrower, the guarantors party thereto, and Wilmington Trust, National Association, as collateral agent, as amended, supplemented or otherwise modified prior to the Petition Date.

“Existing Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of May 4, 2018, among the Borrower, the guarantors named therein, the financial institutions named therein, and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to the Petition Date.

“Existing Subordinated Notes” means the subordinated notes, each dated October 28, 2016, as amended and restated as of May 4, 2018, in favor of Holcombe T. Green, Jr., R. Kirby Godsey and the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Restricted Subsidiary or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, effective as of the date hereof (or any amended or successor version that is not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCC” means the Federal Communications Commission, or any Governmental Authority succeeding to the functions thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the rate per annum equal to the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Final Order” means an order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the DIP Term Facility and the Transactions contemplated by this Agreement in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are satisfactory to the Requisite Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent) in their sole discretion) (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent) in their sole discretion) as to which no stay has been entered.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements present fairly, in all material respects, the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage or required pursuant to the terms hereof to become subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to (a) the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973, as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994, as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, including any and all rules and regulations promulgated thereunder.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Plan” means any plan that would be an Employee Benefit Plan but for the fact that it is not subject to United States law and that is maintained or contributed to by the Borrower, any Restricted Subsidiary or, to the extent that the Borrower or any Restricted Subsidiary shall have liability with respect to such Employee Benefit Plan, any of their respective ERISA Affiliates, for or on behalf of its employees whose principal place of employment is outside of the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable laws or by the terms of such Foreign Plan, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, or alleging the insolvency of the Borrower or any Restricted Subsidiary that sponsors, contributes to or participates in such Foreign Plan, (d) the initiation of any action or filing by the Borrower or any Restricted Subsidiary to voluntarily terminate or wind up in whole or in part any Foreign Plan where any such Foreign Plan is not fully funded and that would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary, (e) the incurrence of liability by the Borrower or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (f) the failure to timely register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be so registered or maintain such standing if such failure to register or loss of such standing would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary or (g) the failure of any Foreign Plan to comply with any material provisions of applicable laws or with the material terms of such Foreign Plan if such failure would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit F.

“GAAP” means, at any time, subject to Section 1.2(a), United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“Green Subordinated Note” means the subordinated unsecured note issued by the Borrower on May 4, 2018 to Holcombe T. Green, Jr. (or an entity majority-owned and Controlled by Holcombe T. Green, Jr. or his heirs, beneficiaries, trusts or estate) in an aggregate principal amount of $10,000,000.

“Greenhill” means Greenhill & Co., LLC, acting in their capacity as financial advisor to the Ad Hoc Group of Term Lenders.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnity obligations entered into in connection with any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guarantor Subsidiary” means each Restricted Subsidiary that is a party hereto as a “Guarantor” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Guarantors” means each Guarantor Subsidiary; provided that the term “Guarantors” shall also include the Borrower solely for purposes of the Guarantee of Obligations of the other Credit Parties pursuant to Section 7.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, waste or substance that is prohibited, limited or regulated, or that could result in liability, under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Borrower Financial Statements” means the audited consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2017 and the unaudited quarterly consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

“Holcombe Preferred Stock” means the preferred shares of the Borrower, designated as Series D Cumulative Preferred Stock, par value $0.01 per share, issued and sold on May 4, 2018 by the Borrower to Holcombe T. Green, Jr. (or an entity majority-owned and Controlled by Holcombe T. Green, Jr.), for gross cash proceeds of $14,700,000.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants of such Person or any of its Subsidiaries and (iii) purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred in connection with any Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout, deferred compensation or similar arrangement is reflected on such Person’s consolidated balance sheet in conformity with GAAP), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, valued, as of any date of determination, at the lesser of (i) the principal amount of such Indebtedness and (ii) the fair value of such property (as determined in good faith by such Person), (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to fees, expenses and other charges of (i) one firm of primary counsel for the Agents and their Related Parties (taken as a whole) and one firm of primary counsel for the other Indemnitees (taken as a whole) and (ii) one firm of regulatory counsel, and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction for all the Indemnitees (and, if any Indemnitee shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel, one additional firm of regulatory counsel and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated (in each case, excluding allocated costs of in-house counsel)), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to, resulting from or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, the execution, delivery and administration of this Agreement and the other Credit Documents, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent or any Lender to the Borrower or any of its Affiliates in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any actual or alleged presence or Release of Hazardous Materials on, at or under or from any property currently or formerly owned, leased or operated by the Borrower or any Affiliate or any Environmental Liability related in any way to the Borrower or any Affiliate.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make an Initial Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Initial Commitments on the Closing Date is $20,000,000.

“Initial DIP Budget” means the DIP Budget delivered on or prior to the Closing Date.

“Initial Loan” as defined in Section 2.1.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Collateral” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Indebtedness Subordination Agreement” means an Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit G.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month (or, such longer period thereafter as shall have been consented to by each Lender and notified in writing by each Lender to the Administrative Agent), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing may extend beyond the Stated Maturity Date. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Order” means an order of the Bankruptcy Court, in the form set forth in Exhibit K, authorizing on an interim basis, among other things, the DIP Term Facility and the Transactions contemplated by this Agreement, with only such modifications as are satisfactory to the Borrower and the Requisite Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent) in their sole discretion.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than trade advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any other investments in (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Borrower)), any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“IRS” means the United States Internal Revenue Service.

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“License” means any license, permit, consent, certificate, franchise approval, waiver, registration or authorization granted or issued by the FCC, any State PUC or any other Governmental Authority with authority to regulate the provision of telecommunications services.

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Lingo” as defined in Section 6.16.

“Lingo Report” means a report, in a form reasonably satisfactory to the Requisite Lenders or their advisors, setting forth in reasonable detail the outstanding receivables from Lingo owed to the Borrower and its Restricted Subsidiaries and payments made by the Borrower or any Restricted Subsidiary to Lingo.

“Loan” means a Term Loan.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties to fully and timely perform their obligations under the Credit Documents, taken as a whole, (c) the legality, validity, binding effect or enforceability against the Credit Parties of any Credit Documents to which they are party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under the Credit Documents, taken as a whole; provided, however, that “Material Adverse Effect” shall expressly exclude (i) any matters publicly disclosed in the most recent 10-K or subsequent 10-Qs or 8-Ks filed with the SEC prior to the Petition Date, (ii) any matters disclosed, in each case on or prior to the Petition Date, in writing to the Lenders in connection herewith (including the Schedules or Exhibits hereto) or in connection with any other Credit Document, (iii) any matters disclosed in any “first day” pleadings or declarations, and (iv) the effect of filing the Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Credit Documents or the Orders.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $500,000 or more. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means each Real Estate Asset owned in fee by a Credit Party that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon forming part of such Real Estate Asset, has a fair value, as of the Closing Date or as of the time of the acquisition thereof, of greater than $1,000,000 in the aggregate.

“Monthly Recurring Revenue” shall mean the monthly recurring revenue of the Borrower and its Subsidiaries, calculated in a manner reasonably acceptable to the Requisite Lenders or their advisors and consistent with the projections delivered pursuant to Section 3.1(l)(ii) in the form set forth on Exhibit C.

“Monthly Recurring Revenue Variance Percentage” shall mean (i) for the fiscal months ending June 30, 2019, July 31, 2019 and August 31, 2019: 3.0%, (ii) for the fiscal months ending September 30, 2019 and October 31, 2019: 4.0% and (iii) for the fiscal months ending November 30, 2019 and December 31, 2019: 4.5%.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent and the Requisite Lenders.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any Cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the Borrower or any Restricted Subsidiary to Persons that are not Affiliates of the Borrower or any Restricted Subsidiary, (ii) in the case of any Prepayment Event described in clauses (a) or (b) of the definition of “Prepayment Event”, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness of the Borrower or the Restricted Subsidiaries of the types referred to in clauses (a) through (e) of the definition of “Indebtedness” (other than Loans and any Indebtedness owed to the Borrower or any Subsidiary) secured by the assets subject thereto or, in the case of an “Asset Sale” by any Canadian Subsidiary, of any secured intercompany Indebtedness owed by a Canadian Subsidiary to a Debtor, (B) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower or any Restricted Subsidiary, and the amount of any reserves established by the Borrower or any Restricted Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable that are directly attributable to the occurrence of such event and (C) the repayment of customer deposits required upon such Prepayment Event described in clauses (a) or (b) of the definition of “Prepayment Event” and (iii) in the case of any proceeds from any Prepayment Event described in clauses (a) or (b) of the definition of “Prepayment Event” affecting the assets of a Restricted Subsidiary that is not a wholly owned Subsidiary, the portion of such proceeds received by such Restricted Subsidiary attributable to the noncontrolling interests in such Restricted Subsidiary, in each case as determined reasonably and in good faith by the chief financial officer of the Borrower. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(ii)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities for which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Cash proceeds in respect of such event.

“New-Money Loans” means the Initial Loans and the Delayed Draw Loans.

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.9 and interest (including such default interest) that would continue to accrue pursuant to the Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including prepayment fees), expenses, indemnification or otherwise.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“OID” as defined in Section 2.10(a).

“Orders” means the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for Taxes arising Post-Petition that are not overdue by more than 30 days or are being contested in compliance with Section 5.3, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings promptly and diligently conducted, if adequate reserves with respect thereto are maintained by the applicable Person in conformity with GAAP;

(c)  subject to the Orders and the terms thereof, pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)  pledges and deposits made (i) in the ordinary course of business to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than capital leases), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA), public utility services provided to the Borrower or a Restricted Subsidiary, surety, litigation and appeal bonds, performance bonds and other obligations of a like nature and (ii) in respect of letters of credit, bank guarantees or similar instruments issued Post-Petition for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e)  judgment liens in respect of judgments after the Petition Date that do not constitute an Event of Default under Section 8.1(h);

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g)  any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that is not violated by the current use and operation of the affected real property;

(h)  ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(i)  Liens of a collecting bank arising Post-Petition in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(j) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions arising Post-Petition; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(k)  Liens filed prior to the Petition Date arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(l)  Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement permitted by this Agreement;

(m)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties arising Post-Petition in connection with the importation of goods;

(n)  deposits of Cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business and consistent with the Approved Budget;

(o)  Liens that are contractual rights of set-off arising Post-Petition; and

(p)  Liens on Cash and Cash Equivalents securing obligations in respect of Hedge Agreements permitted under Section 6.12, in the ordinary course of business and consistent with the Approved Budget;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees and similar instruments.

“Permitted Holders” means (a) Holcombe T. Green, Jr., R. Kirby Godsey, Holcombe Green, III, Marvin S. Rosen and Matthew D. Rosen and their respective heirs, beneficiaries, trusts, estates and controlled Affiliates (including, for so long as such Person constitutes such a controlled Affiliate, BCHI Holdings, LLC, a Georgia limited liability company) and (b) any employee benefit plan of the Borrower or any Subsidiary, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Lien” means any Lien permitted by Section 6.2.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority; provided that any division of a limited liability company or allocation of assets to a series of limited liability companies shall constitute a separate “Person”.

“Petition Date” as defined in the preamble hereto.

“Platform” means Debtdomain, IntraLinks/IntraAgency, SyndTrak or another similar website or other information platform.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, among the Borrower, the other Credit Parties and the Collateral Agent, substantially in the form of Exhibit J.

“Post-Petition” means the time period commencing immediately upon the filing of the Cases.

“Prepayment Event” means (a) any Asset Sale, (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary having a book value or fair market value in excess of $250,000, (c) the receipt of any Cash or Cash Equivalents by the Borrower or any Subsidiary not in the ordinary course of business, including without limitation (i) tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (including key man life insurance, but excluding Net Proceeds described in clause (b) above), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) indemnity payments and (vi) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Borrower or applicable Subsidiary for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Borrower or applicable Subsidiary with respect to which such purchase price adjustment was received, or (d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.1.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s 10 largest banks), as in effect from time to time; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender at such time by (ii) the aggregate Term Loan Exposure of all the Lenders at such time.

“Projected Available Liquidity” means, on any date, the amount of projected unrestricted Cash and Cash Equivalents of the Debtors with respect to the applicable period as of such date, as set forth in the liquidity forecast delivered pursuant to Section 2.23(i).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (a) available to all holders of Traded Securities of the Borrower or any Subsidiary or (b) non-public information that is not material (for purposes of United States federal, state or other applicable securities laws).

“Real Estate Asset” means any interest (fee, leasehold or otherwise) owned by any Credit Party in any real property.

“Recipient” means any Agent and any Lender, as applicable.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Released DIP Party” as defined in Section 2.24.

“Releasing Parties” as defined in Section 2.24.

“Remedies Notice Period” as defined in the Interim Order (and, when entered, the Final Order).

“Requisite Lenders” means, at any time, two or more Lenders (counting for purposes of this definition Lenders that are Affiliates or are under common management as one single Lender) having or holding Term Loan Exposure representing more than 50% of the sum of the Term Loan Exposure of all the Lenders at such time. For purposes of this definition, the amount of Term Loan Exposure shall be determined by excluding the Term Loan Exposure of any Defaulting Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary and (c) other than permitted by Section 6.15(a) or the applicable Order, any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any Indebtedness that arose prior to the Petition Date, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any such Indebtedness that arose prior to the Petition Date.

“Restricted Subsidiary” means any Subsidiary.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of June [ ], 2019, executed and delivered by the Credit Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any other Investment, any return of capital received by the investor in Cash or Cash Equivalents in respect of such Investment.

“Roll-Up Loan” as defined in Section 2.1.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary Disposes of such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the US Department of State, the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs, Trade and Development (Canada), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.

“Sanctions” as defined in Section 4.21.

“Sanctions Laws” as defined in Section 4.21.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Senior Permitted Liens” means Liens described in clauses (b), (d), (p), (q) and (s) of Section 6.2, in each case that are required to be senior to the Obligations pursuant to applicable law or the Contractual Obligations (to the extent such contract and such requirement are entered into the ordinary course of business) pursuant to which such Lien arises.

 “State PUC” means any Governmental Authority of any State that exercises authority over intrastate telecommunications rates or provision of telecommunications services or the ownership, construction or operation of any intrastate network facility or telecommunications systems or over Persons that own, construct or operate an intrastate network facility or telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

“Stated Maturity Date” means the date that is four months after the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day); provided that such date may be extended up to three times total over the life of this facility by one calendar month from the then applicable Stated Maturity Date by the Requisite Lenders in accordance with the terms of Section 10.5(b)(ii).

“Subordinated Notes” means the Existing Subordinated Notes and the Green Subordinated Note.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person  of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Super Senior Secured Credit Agreement” means the Super Senior Secured Credit Agreement dated as of May 9, 2019, among the Borrower, the guarantors named therein, the financial institutions named therein, and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented or otherwise modified prior to the Petition Date.

“Super Senior Secured Term Loans” shall mean the Term Loans under and as defined in the Super Senior Secured Credit Agreement including, for the avoidance of doubt, the Additional Term Loan (as defined in the Incremental Amendment and Amendment No. 1 to the Super Senior Secured Credit Agreement, dated as of May 28, 2019).

“Superpriority Claim” means any administrative expense claim in the case of any Credit Party having priority over any and all administrative expenses, diminution claims and all other priority claims against the Debtors, subject only to the Carve-Out, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code.

“Supplemental Collateral Questionnaire” means a certificate providing additional information as may be required to create, perfect or enforce any Liens on any Collateral in a form approved by the Requisite Lenders, acting reasonably.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Supplier Payables Report” means a report, in a form reasonably satisfactory to the Requisite Lenders or their advisors, setting forth in reasonable detail the payables aging by supplier of telecommunication services to the Borrower and the other Credit Parties, a going forward payment plan in respect of such payables and the rationale for making payments to such suppliers.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Loan” means (i) an Initial Loan made by a Lender to the Borrower pursuant to Section 2.1(a)(i), (ii) a Delayed Draw Loan made by a Lender to the Borrower pursuant to Section 2.1(a)(ii) and (iii) a Roll-Up Loan.

“Term Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the Initial Commitment and the Delayed Draw Commitment of such Lender at such time and (b) the aggregate principal amount of the Term Loans of such Lender outstanding at such time.

“Termination Date” means the earliest of (a) the Stated Maturity Date, (b) the effective date of any plan for the reorganization of the Borrower or any other Debtor under Chapter 11 of the Bankruptcy Code, (c) the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors under section 363 of the Bankruptcy Code, (d) the date of acceleration of the Loans and the termination of unused Commitments with respect to the DIP Term Facility in accordance with the terms of this Agreement upon and during the continuance of an Event of Default and (e) the date that is thirty-five (35) days after the Petition Date (or such later date as may be agreed by the Requisite Lenders), unless the Final Order Entry Date has occurred on or prior to such date.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Transactions” means the execution and delivery of this Agreement and the transactions contemplated hereby and thereby and the payment of fees and expenses in connection with the foregoing.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and a disregarded entity (for US federal income tax purposes) owned by such Person.

“US Tax Compliance Certificate” as defined in Section 2.19(g)(ii)(B)(3).

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Wilmington Trust” means Wilmington Trust, National Association.

“Withdrawal Date” as defined in Section 2.23.

“Withdrawal Termination Instruction” as defined in Section 2.23.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Accounting Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.

1.3           Interpretation, Etc.   Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “not otherwise applied”, and words of similar import, when used with reference to any amount of Net Proceeds of any issuance or sale of Equity Interests that is proposed to be applied to any particular use, payment or transaction, shall be construed to mean that such amount was not previously applied, or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Terms defined in the UCC as in effect in the State of New York on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.

1.4           Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”).

SECTION 2.                                LOANS

2.1           Loans. (a) Commitments. Subject to the terms and conditions hereof and in the Orders, each Lender agrees to (i) following entry of the Interim Order and the satisfaction of the conditions to Borrowing set forth in Sections 3.1 and 3.3, to make a term loan to the Borrower in a single Borrowing on the Closing Date in a principal amount in Dollars not to exceed such Lender’s Initial Commitment (the “Initial Loan”) and (ii) following satisfaction of the conditions to Borrowing set forth in Sections 3.2 and 3.3, to make an additional delayed draw term loan to the Borrower in a single Borrowing on the Delayed Draw Borrowing Date (the “Delayed Draw Loans”) in an aggregate principal amount not to exceed such Lender’s Delayed Draw Commitment. Following the making of the Initial Loan, the Initial Commitment of such Lender shall terminate, and following the making of the Delayed Draw Loans, the Delayed Draw Commitment of such Lender shall terminate. To the extent not terminated earlier, each Lender’s Delayed Draw Commitment shall terminate immediately and without further action on the date that is five (5) Business Days following the Final Order Entry Date. Once funded, each Initial Loan and each Delayed Draw Loan shall be a “Loan”, “New-Money Loan” and a “Term Loan” for all purposes under this Agreement and the other Credit Documents. The Administrative Agent, the Lenders and the Credit Parties each acknowledge and agree that (i) all Super Senior Secured Term Loans outstanding on the Final Order Entry Date (immediately prior to the entry of the Final Order) shall be deemed fully borrowed and funded hereunder on the Final Order Entry Date concurrently with the entry of the Final Order (the “Roll-Up Loans”) (without any notice or request by the Borrower) in accordance with the terms of the Final Order, (ii) on the Final Order Entry Date concurrently with the entry of the Final Order, a Roll-Up Loan shall be deemed funded by each Lender in the exact same principal amount equal to the aggregate outstanding principal amount of the Super Senior Secured Term Loans held by such Lender on the Final Order Entry Date (immediately prior to the entry of the Final Order) and (iii) the aggregate outstanding principal amount of the Super Senior Secured Term Loans shall be automatically substituted and exchanged for (and deemed prepaid by) the Roll-Up Loans deemed made hereunder (and the parties hereto hereby agree that the Administrative Agent and the Administrative Agent (as defined in the Super Senior Secured Credit Agreement) may each conclusively rely on the provisions of this Section 2.1(a) in adjusting the Register and the Register (as defined in the Super Senior Secured Credit Agreement) to reflect (x) the cancellation of the aggregate outstanding principal amount of the Super Senior Secured Term Loans and (y) the Roll-Up Loans to be received by the Lenders upon entry of the Final Order); provided, that notwithstanding the foregoing, (x) no lender under the Super Senior Secured Credit Agreement shall receive its portion of the Roll-Up Loans hereunder (and the Super Senior Secured Term Loans of such lender shall not be deemed exchanged for Roll-Up Loans hereunder) unless such lender, to the extent such lender is not then already a Lender hereunder, has, on or prior to the Final Order Entry Date, executed and delivered to the Administrative Agent a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) unless an appropriate Assignment Agreement (as defined in the Super Senior Secured Credit Agreement) has become effective prior to the Final Order Entry Date between any lender under the Super Senior Secured Credit Agreement and an assignee thereof who is intended to receive its Roll-Up Loans hereunder, only the lenders listed in the Register (as defined in the Super Senior Secured Credit Agreement) as of the Final Order Entry Date will receive Roll-Up Loans hereunder (subject to clause (x) of this proviso). Notwithstanding anything to the contrary contained herein, (i) for the period commencing on the Final Order Entry Date, the Roll-Up Loans shall initially accrue interest hereunder at the same exact rate as was applicable to the Super Senior Secured Term Loans being exchanged for Roll-Up Loans hereunder as in effect immediately prior to the Final Order Entry Date (and to the extent any of the Super Senior Secured Term Loans were Eurodollar Rate Loans (as defined in the Super Senior Secured Credit Agreement), the Interest Period initially applicable to such Roll-Up Loans shall end on the same date as the Interest Period (as defined in the Super Senior Secured Credit Agreement) applicable to such Super Senior Secured Term Loans) and (ii) on the first Interest Payment Date applicable to each Roll-Up Loan, in addition to paying all accrued and unpaid interest on such Roll-Up Loan for the period commencing on the Final Order Entry Date, the Borrower shall also pay to the Lenders all accrued and unpaid interest on the Super Senior Secured Term Loan that was exchanged into such Roll-Up Loan for the period ending on the Final Order Entry Date, unless the applicable Order requires to make such payment to the lenders under the Super Senior Secured Credit Agreement as an adequate protection payment or otherwise. Amounts borrowed, deemed borrowed or exchanged under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b)           Borrowing Mechanics for Loans.

(i)             Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the Lenders proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Term Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount (or such different amount that constitutes (x) the full amount of the Term Loans outstanding or (y) in the case of the Roll-Up Loans, the original aggregate principal amount of the Roll-Up Loans); provided that a Eurodollar Rate Term Borrowing that results from a continuation of an outstanding Eurodollar Rate Term Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing.

(ii)             To request a Term Borrowing (other than a Borrowing of Roll-Up Loans), the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Term Borrowing, not later than 2:00 p.m. (New York City time) at least two Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Term Borrowing, not later than 11:00 a.m. (New York City time) one Business Day prior to the proposed Credit Date (which shall be a Business Day). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing. Following delivery of a Funding Notice for a Eurodollar Rate Term Borrowing, any failure to make such Borrowing shall be subject to Section 2.17(c).

(iii)             Each Lender shall make the principal amount of each Term Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 p.m. (New York City time) on such Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Term Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice; provided that the proceeds of the Delayed Draw Loans funded on the Delayed Draw Borrowing Date shall be distributed to and deposited into the DIP Term Funding Account.

2.2           [Reserved].

2.3           [Reserved].

2.4           Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable pro rata shares of the applicable Borrowing (based on the applicable Commitments). The failure of any Lender to make any Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to satisfy any of its other obligations hereunder.

(b)           Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.5           Use of Proceeds. The Borrower will use the proceeds of any Borrowing solely in accordance with the Orders and the Approved Budget, (a) to pay fees and expenses in connection with the Transactions and (b) for working capital and other general corporate purposes of the Debtors (and, to the extent permitted hereunder, the other Restricted Subsidiaries of the Borrower) following the commencement of the Cases and (c) to pay payments in respect of Adequate Protection (as defined in the Interim Order or Final Order, as applicable) as authorized by the Bankruptcy Court in the applicable Order and (d) to pay obligations arising from or related to the Carve-Out, in each case, not in contravention of any applicable law and not in violation of this Agreement or the other Credit Documents.

2.6           Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b)           Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c)           Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans, which shall be substantially in the form attached hereto as Exhibit M.

2.7           Interest on Loans. (a) Subject to Section 2.9, each Loan shall bear interest on the outstanding principal amount thereof from the date made or deemed made (including through funding into the DIP Term Funding Account or roll-up of the Roll-Up Loans hereunder) through repayment (whether by acceleration or otherwise) thereof as follows:

(i)             if a Base Rate Loan, at the Base Rate plus the Applicable Rate; or

(ii)             if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 3 (or such greater number as may be agreed to by the Administrative Agent in its sole discretion) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.8 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month.

(c)           Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the Prime Rate, a 365-day or 366-day year, as applicable), and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d)           Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Termination Date and (iv) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

2.8           Conversion/Continuation. (a) Subject to Section 2.17, the Borrower shall have the option:

(i)             to convert at any time all or any part of any Borrowing from one Type to the other Type; and

(ii)             to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b) or 2.2(b), as applicable.

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.8 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b)                 To exercise its option pursuant to this Section 2.8, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent (i) not later than 11:00 a.m. (New York City time) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) not later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.17(c).

(c)                 Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the written request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing.

(d)                 Notwithstanding anything to the contrary contained herein, there shall not at any time be more than a total of 7 different Interest Periods in effect for Eurodollar Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

2.9           Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the highest interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10           Fees. (a) On the Closing Date, the Borrower shall pay (i) to each Lender, a fee in the form of original issue discount in an amount equal to 2.50% of the amount of the Commitments of such Lender on the Closing Date (the “OID”), (ii) to each member of the Ad Hoc Group of Term Lenders who has made a commitment with respect to the New-Money Loans under the Restructuring Support Agreement and has notified the Borrower of its intention to collect the Backstop Fee on the Closing Date, a backstop fee equal to 2.50% of the amount of such commitment with respect to the New-Money Loans of such member on the Closing Date (the “Backstop Fee”) and (iii) to each Lender on the Closing Date, with respect to the commitment with respect to the New-Money Loans of each member of the Ad Hoc Group of Term Lenders with respect to the New-Money Loans under the Restructuring Support Agreement that has notified the Borrower of its intention not to collect a Backstop Fee on the Closing Date, additional OID equal to 2.50% of the amount of such commitment of such member on the Closing Date (the “Additional OID” and collectively with the OID and the Backstop Fee, the “Closing Date Fees”), it being understood and agreed that such Additional OID shall be payable not in addition but instead of the Backstop Fee that otherwise would be payable to such member on the Closing Date. The Closing Date Fees shall be fully and irrevocably due and payable in Cash on the Closing Date and may be deducted by each Lender from the proceeds of the Loans made by such Lender on the Closing Date in the form of original issue discount. The Closing Date Fees shall be earned by the Lenders upon the funding of the Loans as a fee in consideration of the Commitments and the making of the Loans and for the time and costs expended in extending the Commitments and the making of the Loans. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE CLOSING DATE FEES. The Borrower expressly agrees that: (A) the Closing Date Fees are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Closing Date Fees shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Closing Date Fees; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Closing Date Fees to the Lenders as herein described is a material inducement for the Lenders to provide the Commitment and provide the Loans.

(b)           The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own account, the fees in the amounts and at the times separately agreed upon (including pursuant to the Administrative Agent Fee Letter) in respect of the credit facilities provided herein. Such fees will be in addition to the payment of the Agents’ fees, costs and expenses pursuant to Section 10.2 and Section 10.3 hereof.

(c)           Fees paid hereunder shall not be refundable or creditable under any circumstances.

(d)           Fees paid hereunder and pursuant to the Administrative Agent Fee Letter shall be fully earned when due. Such fees shall not be refundable or creditable under any circumstances except as may be expressly agreed in writing by the party to whom such fees are or are to be paid.

2.11           Repayment. To the extent not previously paid, all Term Loans (including the Roll-Up Loans) shall be due and payable on the Termination Date.

2.12           Voluntary Prepayments.

(a)           At any time and from time to time, the Borrower may, without premium or penalty (except as applicable under Section 2.12(b)) but subject to compliance with the conditions set forth in this Section 2.12(a) and with Section 2.17(c), prepay any Term Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount (or such lesser amount that constitutes the full amount of the Term Loans outstanding). To make a voluntary prepayment pursuant to this Section 2.12(a), the Borrower shall notify the Administrative Agent not later than 11:00 a.m. (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and shall be given in writing. Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(b)           In the event that prior to the Termination Date, all or any portion of the Borrowings are prepaid pursuant to Section 2.12(a) or in connection with a refinancing in full of the Borrowings, then each Lender whose Loans are so prepaid shall be paid a fee equal to 2.50% of the aggregate principal amount of such Lender’s Loans so prepaid.

2.13           Mandatory Prepayments.

(a)           Prepayment Event. Not later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds in respect of any Prepayment Event (or, in the case of a Prepayment Event described in clause (d) of the definition thereof, on the date of the incurrence of the applicable Indebtedness), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(b)           Insurance/Condemnation Events. Notwithstanding anything to the contrary contained herein, not later than the fifth Business Day following the date of receipt by the Borrower or any Restricted Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Prepayment Event described in clause (b) of the definition thereof, the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided that the Borrower may, at least one Business Day prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in replacement assets (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) or other non-current assets useful in the business of the Borrower and its Restricted Subsidiaries or in Acquisitions, in each case, within 365 days after the receipt of such Net Proceeds, and certifying that, as of the date thereof, no Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so reinvested by the end of such period (or within a period of 270 days thereafter if by the end of such initial 365-day period the Borrower or any of its Restricted Subsidiaries shall have entered into a binding agreement with a third party to so reinvest such Net Proceeds) shall be applied to prepay the Term Borrowings promptly upon the expiration of such period.

(c)           Vector Subordinated Note Collateral. Notwithstanding anything to the contrary herein, no mandatory prepayment shall be required from any proceeds of the Vector Subordinated Note Collateral (as defined in the Interim Order and, when entered, the Final Order) prior to the payment in full of the claims of the Revolving Lenders and Issuing Banks (each as defined in the Existing First Lien Credit Agreement) arising under the Existing First Lien Credit Agreement and application of proceeds thereof in accordance with the last paragraph of Section 5.02 of the Existing First Lien Pledge and Security Agreement.

(d)           [Reserved].

(e)           [Reserved].

(f)           [Reserved].

(g)           Notice and Certificate. At least one Business Day prior to any mandatory prepayment pursuant to this Section 2.13, the Borrower (i) shall notify the Administrative Agent in writing of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and shall be given in writing. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares and shall be subject to compliance with Section 2.17(c).

(h)           Foreign Restrictions and Taxes. Notwithstanding any other provisions of this Section 2.13 to the contrary, if the Borrower determines in good faith that (i) any Net Proceeds in respect of any Prepayment Event described in clauses (a) or (b) of the definition of “Prepayment Event” affecting the assets of a Restricted Subsidiary that is a Foreign Subsidiary, CFC or a CFC Holding Company, are prohibited, restricted or delayed by applicable foreign law (including currency controls) from being repatriated to the United States or if the officers or directors of such Foreign Subsidiary, CFC or a CFC Holding Company, as applicable, reasonably determine in good faith that the repatriation of such Net Proceeds could be inconsistent with their fiduciary duties (and that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not Foreign Subsidiaries, CFCs or CFC Holding Companies (as determined by the Borrower in good faith and taking into account the foregoing considerations), such repatriation is reasonably required in order to provide the Borrower with the funds with which to make such prepayment as would otherwise be required hereunder), then the amount thereof so affected will not be required to be applied to prepay Term Borrowings as otherwise required under Section 2.13(a); provided that (A) the Borrower shall, and shall cause such Foreign Subsidiary, CFC or CFC Holding Company to, use commercially reasonable efforts to take actions reasonably required by the applicable foreign law to permit such repatriation and (B) the Borrower shall prepay Term Borrowings in accordance with Section 2.13(a) in a principal amount equal to such affected amount (or a portion thereof) at such time as (x) the repatriation of such amount (or such portion thereof) becomes permitted under applicable foreign law (or is no longer inconsistent with the fiduciary duties of the officers or directors of the applicable Subsidiary) or (y) the Borrower determines in good faith that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not Foreign Subsidiaries, CFCs or CFC Holding Companies (taking into account the foregoing considerations), funds are available in the United States to make such prepayment (or such portion thereof); provided further that any such prepayment shall no longer be required to be made with respect to any such amounts that, after the use of such commercially reasonable efforts, have not been repatriated prior to the date that is one year after the date the original prepayment was required to be made under Section 2.13(a), or (ii) any repatriation of Net Proceeds in respect of any Prepayment Event described in clauses (a) or (b) of the definition of “Prepayment Event” affecting the assets of a Restricted Subsidiary that is a Foreign Subsidiary, CFC or a CFC Holding Company, would have a material adverse tax consequence (taking into account any withholding tax, any Subpart F inclusion, any Code Section 951A inclusion and any foreign tax credit or benefit actually realized in connection with such repatriation) to the Borrower and the Restricted Subsidiaries (and that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not Foreign Subsidiaries, CFCs or CFC Holding Companies (as determined by the Borrower in good faith and taking into account the foregoing considerations), such repatriation is reasonably required in order to provide the Borrower with the funds with which to make such prepayment as would otherwise be required hereunder), then the amount thereof so affected will not be required to be applied to prepay Term Borrowings as otherwise required under Section 2.13(a), provided that the Borrower shall prepay Term Borrowings in accordance with Section 2.13(a) in a principal amount equal to such affected amount (or a portion thereof) at such time as (A) the repatriation of such amount (or such portion thereof) would no longer result in a material adverse tax consequence or (B) the Borrower determines in good faith that, in view of the available liquidity and working capital requirements of the Borrower and the Restricted Subsidiaries that are not Foreign Subsidiaries, CFCs or CFC Holding Companies (taking into account the foregoing considerations), funds are available in the United States to make such prepayment (or such portion thereof), provided further that any such prepayment shall no longer be required to be made after the date that is one year after the date the original prepayment was required to be made under Section 2.13(a).

2.14           Application of Prepayments. Any prepayment of Borrowings pursuant to Section 2.12 or Section 2.13 shall be allocated among the Lenders holding Loans comprising such Term Borrowing in accordance with their applicable Pro Rata Shares.

2.15           General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, to the account of the Administrative Agent in the United States of America most recently designated by it for such purpose and received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.17(c), 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)           Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)           Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 2:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f)           If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall be applied in accordance with the application arrangements set forth in Section 8.1 hereof.

(g)           Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent (i) at any time prior to the third Business Day following the date such amount is distributed to it, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

2.16           Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment of a portion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including any payment made by the Borrower pursuant to Section 2.22, or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.17           Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate.

(i)           If prior to the commencement of any Interest Period for a Eurodollar Rate Borrowing:

(A)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(B)           the Administrative Agent is notified in writing by the Requisite Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Rate Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable, whereupon, (x) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed rescinded by the Borrower. The Administrative Agent shall promptly notify the Borrower and the Lenders when such circumstances no longer exist.

(ii)           If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 2.17(a)(i)(A) have arisen (including because the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” is not available or published on a current basis) and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 2.17(a)(i)(A) have not arisen but the supervisor for the administrator of the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” no longer be used for determining interest rates for loans, then the Administrative Agent (acting at the direction of the Requisite Lenders) and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted Eurodollar Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and (y) is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement (and the Term Loan Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Requisite Lenders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate specified therein) is satisfactory to the Requisite Lenders and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). Notwithstanding anything to the contrary contained in Section 10.5, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (y) above, only to the extent the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” for such Interest Period is not available or published at such time on a current basis), (1) no Loans may be made as, or converted to, Eurodollar Rate Loans and (2) any Funding Notice or Conversion/Continuation Notice given by the Borrower requesting the making of, or conversion to or continuation of, any Eurodollar Rate Borrowing shall be deemed rescinded by the Borrower.

(b)           Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has after the Closing Date become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Eurodollar Rate Loans has become impracticable as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent and the Borrower receive a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Each Affected Lender shall promptly notify the Administrative Agent and the Borrower when the circumstances that led to its notice pursuant to this Section 2.17(b) no longer exist.

(c)           Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Eurodollar Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin or any interest rate “floor”, for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.17(c), a Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

(e)           Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18           Increased Costs; Capital Adequacy and Liquidity. (a) Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.18(a) or 2.18(b) and delivered to the Borrower (with a copy to the Administrative Agent), shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Certain Limitations. Notwithstanding any other provision of this Section to the contrary, no Lender shall request, or be entitled to receive, any compensation pursuant to this Section unless it shall be the general policy or practice of such Lender to seek compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.19           Taxes; Withholding, Etc.  (a) [Reserved].

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the relevant Lender, as applicable.

(g)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)             Without limiting the generality of the foregoing:

(A)            Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B)            Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner.

(C)            Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)            If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 2.19, the term “applicable law” includes FATCA.

(iii)             Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20           Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.21           Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (v) or (vi) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.

2.22           Replacement of Lenders. If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.18, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (d) any Lender becomes and continues to be a Defaulting Lender or a Disqualified Institution or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders) and with respect to which the Requisite Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (other than existing rights to payment under Sections 2.17(c), 2.18 and 2.19) (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all such interests, rights and obligations under this Agreement and the other Credit Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower shall have caused to be paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.17(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such assignment and delegation does not conflict with applicable law, (iv) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter and (v) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.22 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.23           Withdrawal of Funds from the DIP Term Funding Account. The Borrower shall have the right to withdraw the funds on deposit in the DIP Term Funding Account from time to time (but not more frequently than one time in any two week period) by delivering a written notice to the Collateral Agent and the Lenders in the form attached as Exhibit I hereto (each such notice, a “DIP Term Funding Withdrawal Notice”); provided that (i) the Borrower shall concurrently provide a liquidity forecast, in a form substantially consistent with the Approved Budget, certified by the chief financial officer of the Borrower, demonstrating, to the reasonable satisfaction of the Requisite Lenders or their advisors, that the Debtors’ lowest Projected Available Liquidity on any day during the two-week period after such withdrawal (after giving effect thereto) will not exceed $10,000,000, (ii) the Final Order Entry Date shall have occurred and (iii) at the time of and immediately after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing or would result therefrom. Each DIP Term Funding Withdrawal Notice shall specify the following information:

(a)           the amount of such withdrawal;

(b)           the date of such proposed withdrawal (which shall be on the second Business Day following the delivery of a DIP Term Funding Withdrawal Notice) (the “Withdrawal Date”);

(c)           the intended use of proceeds of such withdrawal in reasonable detail;

(d)           that as of the date of such withdrawal, the conditions set forth in this Section 2.23 are satisfied; and

(e)           the wiring instructions of the account of the Borrower to which the proceeds of such withdrawal are to be disbursed.

On the Withdrawal Date specified in the DIP Term Funding Withdrawal Notice, the Collateral Agent shall direct the applicable depository bank to disburse funds from the DIP Term Funding Account in an aggregate principal amount equal to the amount specified in such DIP Term Funding Withdrawal Notice to the account of the Borrower specified in such DIP Term Funding Withdrawal Notice, unless the Collateral Agent has received a Withdrawal Termination Instruction from the Requisite Lenders prior to 10:00 a.m., New York City time, on such Withdrawal Date (and such Withdrawal Termination Instruction has not been withdrawn by the Requisite Lenders in writing prior to 10:00 a.m., New York City time on such Withdrawal Date).

On and after the date of receipt by the Collateral Agent of a written direction from the Requisite Lenders instructing the Collateral Agent that it may no longer honor instructions from the Borrower with respect to the DIP Term Funding Account due to any of the conditions set forth in this Section 2.23 being unsatisfied or incapable of satisfaction (a “Withdrawal Termination Instruction”), the Borrower shall have no right to request withdrawals from the DIP Term Funding Account and the Collateral Agent shall not honor any such request; provided, however, that the Agents shall not be liable for (i) any disbursements pursuant to instructions from the Borrower or (ii) irrevocable electronic funds transfers or wire transfers that are subject to cut-off times, in each case, that were processed or initiated prior to receipt of such Withdrawal Termination Instruction. Any Withdrawal Termination Instruction received by the Collateral Agent from the Requisite Lenders shall remain in effect until such time, if any, as the Collateral Agent shall have received a written termination of such Withdrawal Termination Instruction from the Requisite Lenders.

With respect to any disbursement, withdrawal, transfer, or application of funds from the DIP Term Funding Account hereunder, the Collateral Agent shall be entitled to conclusively rely upon, and shall be fully protected in relying upon, (i) any DIP Term Funding Withdrawal Notice submitted by the Borrower as evidence that all conditions precedent to a withdrawal and disbursement from the DIP Term Funding Account to the Borrower have been satisfied and (ii) any Withdrawal Termination Instruction received by it. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no obligation to direct the applicable depository bank to disburse any amount from the DIP Term Funding Account in excess of the amounts then held in the DIP Term Funding Account. The Agents shall have no duty to inquire or investigate whether any condition precedent to a withdrawal from the DIP Term Funding Account has been satisfied, and shall not be deemed to have any knowledge that a condition is not satisfied unless it has received a Withdrawal Termination Instruction.

For the avoidance of doubt, all proceeds of Term Loans held in the DIP Term Funding Account shall be Term Loans for all purposes hereunder and, notwithstanding that the proceeds of such Term Loans are held in the DIP Term Funding Account, shall bear interest in accordance with this Agreement and shall be subject to all other terms and provisions of this Agreement and the other Credit Documents to the same extent as all other Term Loans.

SECTION 3.                                CONDITIONS PRECEDENT

3.1           Closing Date. This Agreement and the obligation of each Lender to make any Credit Extension shall not become effective until the date that is not more than seven calendar days after the Petition Date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5) (it being understood and agreed that any Credit Document and each other document required to be received by the Lenders shall be deemed so received when it is delivered to the Administrative Agent or the Collateral Agent, as applicable) :

(a)           Credit Agreement. The Administrative Agent shall have received from the Borrower and each Designated Subsidiary and each other party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent and the Requisite Lenders (which may include a facsimile or electronic image scan transmission) that such party has signed a counterpart of this Agreement.

(b)           Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received, in respect of the Borrower and each Designated Subsidiary, a certificate of such Person (or, in the case of a partnership, its general partner), dated the Closing Date and executed by the secretary or an assistant secretary or manager of such Person, attaching (i) a copy of each Organizational Document of such Person, which shall be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers/manager or general partner of such Person executing each Credit Document, (iii) resolutions of the Board of Managers, Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary or manager as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of organization, dated the Closing Date or a recent date prior thereto.

(c)           [Reserved].

(d)           Collateral and Guarantee Requirement. The Collateral and Guarantee Requirement shall have been satisfied. The Collateral Agent and the Lenders shall have received a completed Collateral Questionnaire in form and substance reasonably satisfactory to the Requisite Lenders, dated the Closing Date and executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Requisite Lenders that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(e)           Evidence of Insurance. The Collateral Agent and the Lenders shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to the Requisite Lenders that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect, and, subject to Section 5.15, together with customary endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and lender’s loss payee thereunder to the extent required under Section 5.5.

(f)           Flood Documentation. Subject to Section 5.15, with respect to any Real Estate Asset as to which a Lien is granted pursuant to the Interim Order, the Requisite Lenders shall have satisfied clause (g)(iii) of the definition of Collateral and Guarantee Requirement.

(g)           Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses (including Closing Date Fees, fees and expenses of Davis Polk, Greenhill and counsel to the Administrative Agent, and other legal fees, expenses and recording fees) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents. The Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter.

(h)           [Reserved.]

(i)           Closing Date Certificate. The Administrative Agent and the Lenders shall have received the Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments thereto.

(j)           [Reserved.]

(k)           PATRIOT Act. At least five days prior to the Closing Date, the Lenders and the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(l)           Initial DIP Budget and Projections of EBITDA and Monthly Recurring Revenue. The Administrative Agent shall have received the (i) Initial DIP Budget, in form and substance reasonably satisfactory to the Requisite Lenders and (ii) projected monthly balance sheets, income statements and statements of cash flows, EBITDA and Monthly Recurring Revenue of the Credit Parties for the period ending seven months after the Closing Date, in each case as to the projections, with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to the Requisite Lenders.

(m)           Petition Date. The Petition Date shall have occurred, and the Borrower and each Guarantor shall be a debtor and debtor-in-possession in the Cases.

(n)           Restructuring Support Agreement. The Restructuring Support Agreement shall be effective and binding in accordance with its terms, and no “Lender Termination Event” or “Company Termination Event” (as each is defined in the Restructuring Support Agreement) shall have occurred and be continuing, and no event that with the passage of time or delivery of notice would constitute such a Lender Termination Event or Company Termination Event shall have occurred and be continuing.

(o)           Bankruptcy Related Items.

(i)             The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(ii)             A motion, in form and substance reasonably satisfactory to the Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent), seeking approval of the DIP Term Facility, shall have been filed in each of the Cases within one (1) day of the Petition Date.

(iii)             All “first day” orders and all related pleadings intended to be entered on or prior to the Interim Order Entry Date shall have been entered by the Bankruptcy Court and shall be in form and substance reasonably acceptable to the Requisite Lenders, it being understood that drafts approved by counsel to the Requisite Lenders prior to the Petition Date are acceptable.

(iv)             The Borrower shall have made no payments after the Petition Date on account of any Indebtedness arising prior to the Petition Date unless such payment is made (i) with the consent of the Requisite Lenders in their sole discretion or (ii) pursuant to “first day” orders reasonably acceptable to the Requisite Lenders.

(v)             No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Cases.

(p)           No Material Adverse Effect. No change in the business, assets, management, operations, financial condition or prospects of the Borrower and its Subsidiaries, other than the filing of the Cases, shall have occurred since the Petition Date, which change has had or would reasonably be expected to have a Material Adverse Effect.

(q)           No Action. Except for the Cases or as disclosed on Schedule 4.9, there shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Credit Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to have a Material Adverse Effect.

(r)           Interim Order. The Interim Order Entry Date shall have occurred not later than five (5) calendar days following the Petition Date, and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Requisite Lenders or the Administrative Agent (with the consent of the Requisite Lenders), and the Administrative Agent shall have received a certified copy of the Interim Order entered by the Bankruptcy Court.

(s)           No Default. No Default or Event of Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(t)           Representation and Warranties. The representations and warranties of the Borrower and each other Credit Party contained in Section 4 or any other Credit Document shall be true and correct in all material respects on and as of the date of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Each Lender, by delivering its signature page to this Agreement, and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved or accepted or to be satisfied with, each Credit Document and each other document required to be approved by, acceptable or satisfactory to any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

3.2           Delayed Draw Borrowing. The obligations of the Lenders to make the Delayed Draw Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.5):

(a)           The Closing Date shall have occurred;

(b)           The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses (including Closing Date Fees, fees and expenses of Davis Polk, Greenhill and counsel to the Administrative Agent, and other legal fees, expenses and recording fees) and other amounts due and payable on or prior to the Final Order Entry Date pursuant to the Credit Documents;

(c)           (x) The DIP Term Funding Account shall have been opened, (y) the Administrative Agent shall have received a fully-executed account control agreement (to be in form and substance satisfactory to the Collateral Agent and the Requisite Lenders) in favor of the Collateral Agent covering the DIP Term Funding Account and (z) the proceeds of the Delayed Draw Loans funded on the Delayed Draw Borrowing Date (net of the fees described in Section 2.10(a)) shall be deposited into the DIP Term Funding Account concurrently with the making of such Delayed Draw Loans; and

(d)           All conditions set forth in Section 3.3. shall have been satisfied.

3.3           Each Credit Extension. The obligation of each Lender to make any Credit Extension on any Credit Date, including the Closing Date, and the date of any Borrowing of a Delayed Draw Loan is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:

(a)           the Administrative Agent shall have received a fully completed and executed Funding Notice;

(b)           The representations and warranties of the Borrower and each other Credit Party contained in Section 4 or any other Credit Document shall be true and correct in all material respects on and as of the date of the Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(c)           (i) with regard to any Credit Extension prior to the Final Order Entry Date, the Interim Order Entry Date shall have occurred and the Interim Order shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and (ii) with regard to any Credit Extension after the Closing Date, the Final Order Entry Date shall have occurred and the Final Order shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay;

(d)           with regard to any Credit Extension after the Closing Date, all “second day orders” approving on a final basis any first day orders intended to be entered on or prior to the date of entry of the Final Order shall have been entered by the Bankruptcy Court, shall be reasonably acceptable to the Requisite Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as reasonably acceptable to the Requisite Lenders (or the Administrative Agent at the direction of the Requisite Lenders);

(e)           The Restructuring Support Agreement shall be effective and binding in accordance with its terms, and no “Lender Termination Event” or “Company Termination Event” (as each is defined in the Restructuring Support Agreement) shall have occurred and be continuing, and no event that with the passage of time or delivery of notice would constitute such a Lender Termination Event or Company Termination Event shall have occurred and be continuing; and

(f)           at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections paragraphs (b), (c) and (d) above have been satisfied.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and each Lender on the Closing Date and on each Credit Date as follows:

4.1           Organization; Requisite Power and Authority; Qualification. Except as set forth on Schedule 4.1, each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted and (ii) in the case of the Credit Parties, subject to the entry of the Orders and the terms thereof, to execute and deliver the Credit Documents to which it is a party and to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i) and (c), where the failure so to be or so to have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2           Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. The Equity Interests owned by any Credit Party in any Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date (i) there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary and (ii) there are no existing options, warrants, calls, rights, commitments or other agreements to which the Borrower or any Restricted Subsidiary is a party requiring the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary.

4.3           Due Authorization. Subject to the entry of the Orders and the terms thereof, the Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder, shareholder or other equityholder action on the part of such Credit Party.

4.4           No Conflict. The Transactions do not and will not (a) other than violations arising as a result of the commencement of the Cases, subject to the entry of the Orders and the terms thereof, and except as otherwise excused by the Bankruptcy Code, violate any applicable law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) violate the Organizational Documents of the Borrower or any Restricted Subsidiary, (c) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Restricted Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any such violation, default, right or result, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (d) except for Liens created under the Credit Documents, result in or require the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary.

4.5           Governmental Approvals. Subject to the Orders and the terms thereof, the Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority (other than the entry of the Orders), except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents, (c) filings and registrations under applicable securities laws relating to the Disposition by the Collateral Agent pursuant to the Pledge and Security Agreement of Collateral that constitute Securities and (d) Post-Petition filings with the SEC and applicable State PUCs relating to the Credit Parties’ status as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code.

4.6           Binding Obligation. Subject to the Orders and the terms thereof, each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is, subject to the Orders and the terms thereof, the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (other than with respect to the Debtors).

4.7           Historical Financial Statements. The Historical Borrower Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes. Except as disclosed on Schedule 4.10, as of the Closing Date, neither the Borrower nor any Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Borrower Financial Statements or the notes thereto and that, in any such case, is material in relation to the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole.

4.8           No Material Adverse Effect. Since the Petition Date, there has been no event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9           Adverse Proceedings. Except for the Cases or as disclosed on Schedule 4.9, there are no Adverse Proceedings that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents or otherwise involve any of the Credit Documents or the Transactions.

4.10           Payment of Taxes. Except as disclosed on Schedule 4.10 or otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP, (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (c) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.

4.11           Properties. (a) Title. The Borrower and each Restricted Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) good and marketable title to, or valid licensed rights in (in the case of Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their material assets reflected in the Historical Borrower Financial Statements, or, after the first delivery thereof, in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and defects that, individually or in the aggregate, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary.

(b)           Real Estate. Set forth on Schedule 4.11(b) is true and complete list, as of the Closing Date, of all Real Estate Assets owned in fee by any Credit Party, identifying each Material Real Estate Asset, if any, and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(c)           Intellectual Property. The Borrower and each Restricted Subsidiary owns, or has a license to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted or proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim, action, suit, investigation, litigation or proceeding regarding any Intellectual Property owned or used by the Borrower or any Restricted Subsidiary is pending against or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened in writing against or affecting the Borrower or any Restricted Subsidiary (i) challenging the validity or enforceability of (A) any Intellectual Property owned by such Borrower or Restricted Subsidiary, or (B) Borrower or Restricted Subsidiary’s ownership of such Intellectual Property, (ii) alleging that the operation of the Borrower or any Restricted Subsidiary’s business, including Borrower or any Restricted Subsidiary’s use of any Intellectual Property owned by such Borrower or Restricted Subsidiary, infringes, misappropriates, dilutes or otherwise violates any other intellectual property rights of any Person, or (iii) alleging that the Intellectual Property is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower or any Restricted Subsidiary, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Intellectual Property owned by such Borrower or Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12           Environmental Matters. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.

4.13           No Defaults. No Default or Event of Default has occurred and is continuing.

4.14           Investment Company Act. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.15           Federal Reserve Regulations. (a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No portion of the proceeds of any Credit Extension will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets of the Borrower and the Restricted Subsidiaries subject to any restrictions on the sale, pledge or other Disposition of assets under this Agreement, any other Credit Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by Margin Stock.

4.16           Employee Benefit Plans. The Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of assumptions used for purposes of Accounting Standards Codification Topic 715), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, the Restricted Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA is zero. The Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

4.17           [Reserved].

4.18           Compliance with Laws. Except as disclosed on Schedule 4.18 or as excused by the Bankruptcy Code, the Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.19           Disclosure. None of the Initial DIP Budget, any other documents, certificates or statements or any other written information (other than financial projections (including financial estimates, budgets, forecasts and other forward-looking information) and information of general economic or industry-specific nature) furnished to any Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements theretofore provided); provided that, with respect to financial projections, financial estimates, budgets, forecasts and other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon estimates and assumptions believed by the Credit Parties to be reasonable at the time such information is so furnished (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material). There are no facts known to the Borrower or any Subsidiary (other than matters of a general economic or industry-specific nature) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that have not been disclosed in such documents, certificates, statements or other information.

4.20           Collateral Matters. (a) Subject to the entry of the Orders and the terms thereof, the Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior in right to any other Person, but subject to Permitted Liens.

(b)           Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute fully perfected security interests in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to the Permitted Liens.

(c)           Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.20(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date (the “After-Acquired Intellectual Property”)).

(d)           Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.20, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto to the extent perfection may be achieved by making the filings and taking the other actions provided for therein, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

4.21           Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower or any Subsidiary, employees, agents or Affiliates is a Sanctioned Person or otherwise the subject of any sanctions or economic embargoes administered or enforced by the US Department of State or the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Borrower and its Subsidiaries and their respective directors, officers, and, to the knowledge of the Borrower or any Subsidiary, employees, agents or Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

4.22           Communications Regulatory Matters.

(a)           Except as disclosed on Schedule 4.22, the businesses of the Borrower and its Subsidiaries are being conducted in compliance with all Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and the Restricted Subsidiaries possess all Licenses required to conduct their businesses in the ordinary course, and all such Licenses are in full force and effect.

(b)           Except as disclosed on Schedule 4.22, there is no condition, event or occurrence existing, nor, to the knowledge of the Borrower or any Subsidiary, is there any proceeding being conducted or threatened by any Governmental Authority, which would reasonably be expected to cause the termination, revocation, forfeiture, suspension, cancellation, adverse modification or non-renewal of any of the Licenses held by the Borrower or any Subsidiary, or the imposition of any penalty or fine by any Governmental Authority with respect to any such Licenses or the Borrower or any Subsidiary, in each case which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)           Except as disclosed on Schedule 4.22, there is no (i) outstanding decree, decision, judgment, or order that has been issued by the FCC or a State PUC against the Borrower or any Subsidiary or any License held by the Borrower or any Subsidiary or (ii) notice of violation, order to show cause, complaint, investigation, inquiry or other administrative or judicial proceeding pending or, to the knowledge of the Borrower or any Subsidiary, threatened by or before the FCC or a State PUC against the Borrower, any Subsidiary or any License held by the Borrower or any Subsidiary that, assuming an unfavorable decision, ruling or finding, in the case of each of (i) or (ii) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           Except as disclosed on Schedule 4.22, each of the Borrower and the Subsidiaries have filed with the FCC and State PUCs all necessary reports, documents, instruments, information or applications required to be filed pursuant to the Communications Laws, and have paid all fees, assessments and other charges required to be paid pursuant to the Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           Except (x) as has been obtained or will be obtained prior to the Closing Date and (y) for Post-Petition filings with the SEC and applicable State PUCs relating to the Credit Parties’ status as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code, no consent, approval, authorization, order or waiver of, or filing with, the FCC, the State PUCs or any other Governmental Authority is required under the Communications Laws to be obtained or made by the Borrower or any Subsidiary for (i) the execution, delivery and performance of this Agreement or the other Credit Documents or (ii) the consummation of the Transactions.

4.23           Cases; Orders.

(a)           The Cases were commenced on the Petition Date in accordance with applicable Laws and proper notice thereof was given for (i) the motion seeking approval of the Credit Documents and the Interim Order and, when applicable, Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order (provided that notice of the final hearing will be given as soon as reasonably practicable after such hearing has been scheduled).

(b)           After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c)           After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral subject, as to priority, to the extent set forth in the Interim Order or the Final Order.

(d)           The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s and Requisite Lenders’ reasonable consent, modified or amended. The Credit Parties are in compliance in all material respects with the Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order).

(e)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent, the Collateral Agent and Lenders shall be entitled to immediate payment of such Obligations and, subject to Section 8.1, to enforce the remedies provided for hereunder or under applicable Laws, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

SECTION 5.                                AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in Cash, each Credit Party covenants and agrees with the Agents and the Lenders that:

5.1           Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for distribution to the Lenders and, where applicable, to the Lenders:

(a)           Annual Financial Statements. As soon as available, and in any event within 75 days after the Petition Date, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of Fiscal Year 2018 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of EisnerAmper LLP or an independent registered public accounting firm of recognized national standing (which report shall not contain any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (and, with respect to the Fiscal Quarters ended March 31, 2019 and June 30, 2019, August 15, 2019), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and an auditors review letter with respect thereto in a form reasonably acceptable to the Requisite Lenders or their advisors;

(c)           Monthly Financial Statements. As soon as available, and in any event within eleven (11) Business Days after the end of each fiscal month, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal month and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal month (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto and an associated monthly key performance indices report for such fiscal month and a comparison of such financials against the applicable projections provided pursuant to Section 3.1(l)(ii);

(d)           Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) (or, prior to the first such delivery, since March 31, 2019), the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(e)           Notice of Default and Material Adverse Effect. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action the Borrower or any Restricted Subsidiary has taken, is taking or proposes to take with respect thereto:

(i)             the occurrence of any Default or Event of Default; or

(ii)             any event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)           Notice of Adverse Proceedings. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of (i) any Adverse Proceeding that would reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or otherwise involves any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

(g)           Compliance Certificate. As soon as available, and in any event within eleven (11) days after the end of each fiscal month, a Compliance Certificate, duly executed by an Authorized Officer of the Borrower and evidencing compliance with the covenants set forth in Section 6.7(a), (b) and (c).

(h)           Employee Benefit Plans. (i) Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of the occurrence of any ERISA Event or Foreign Plan Event, a written notice specifying the nature thereof, what action the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor, the PBGC or any other Governmental Authority with respect thereto; and (ii) with reasonable promptness after written request by the Administrative Agent, copies of (A) all material written notices received by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event and (B) copies of such other material documents or governmental reports or filings relating to any Employee Benefit Plan with respect to which such ERISA Event has occurred as the Administrative Agent or the Requisite Lenders may reasonably request in writing;

(i)           [Reserved];

(j)           Information Regarding Credit Parties and Collateral. Prompt written notice of any change in (i) any Credit Party’s legal name, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;

(k)           Collateral Verification. At any time upon the reasonable request of the Administrative Agent or the Requisite Lenders, completed Supplemental Collateral Questionnaire executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby;

(l)           Filed or Distributed Information. Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Restricted Subsidiary with the SEC or any Governmental Authority performing similar functions (it being understood and agreed that any filing of such documents with the SEC or any other Governmental Authority that makes such documents publicly available shall constitute delivery for purposes of this clause (l)) ;

(m)           [Reserved];

(n)           Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(o)           Updated DIP Budget. No later than by 5:00 p.m. (New York City time) on the first Wednesday of each month after the Closing Date (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a DIP Budget covering the period beginning on the first Business Day of the week in which it is delivered and ending seven months after the Closing Date. Each DIP Budget delivered after the Closing Date shall be subject to the consent of the Requisite Lenders and no such DIP Budget shall be effective as the “Approved Budget” until so approved;

(p)           Budget Variance Reports. No later than by 5:00 p.m. (New York City time) on each Wednesday of every week (commencing with the first Wednesday after the Closing Date) or, to the extent such day is not a Business Day, the next Business Day thereafter, a Budget Variance Report (Compliance) and a Budget Variance Report (Initial). Each such report shall be certified by the chief financial officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein;

(q)           Additional Reports. No later than by 5:00 p.m. (New York City time) on each Wednesday of every week (commencing with the first Wednesday following the Closing Date) or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter, (i) a Critical Vendor Report and (ii) a Telecommunications Supplier Payables Report;

(r)           Quality of Earnings Report. No later than thirty-five (35) days after the Petition Date, a due diligence quality of earnings report prepared by a “big-four” nationally recognized accounting firm or any other accounting firm reasonably acceptable to the Requisite Lenders; and

(s)           Lingo Reports. No later than by 5:00 p.m. (New York City time) on each Wednesday of every week (commencing with the second Wednesday following the Closing Date) or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter, an updated Lingo Report.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders. The Borrower agrees to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(l) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower at http://www.fusionconnect.com, provided, in each case, that the Borrower has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent. Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with this Section 5.1. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2           Existence, Licenses, Etc. The Borrower and each Restricted Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses (including all Licenses) and permits necessary for the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to the Borrower, the foregoing shall not apply to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3           Payment of Taxes. In accordance with the Bankruptcy Code and except as disclosed on Schedule 5.3 and subject to any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in its reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payments), the Borrower and each Subsidiary will pay all Taxes (in the case of any Debtor, solely to the extent arising after the Petition Date) imposed upon it or any of its properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (b) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4           Maintenance of Properties. (a) The Borrower and each Restricted Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Borrower and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower and each Restricted Subsidiary will take all actions reasonably necessary to protect and maintain all Intellectual Property used or useful in the business of the Borrower and the Restricted Subsidiaries, including (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and each Restricted Subsidiary by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors to execute confidentiality agreements, (ii) taking all actions reasonably necessary to ensure that none of the trade secrets of the Borrower and any Restricted Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the source code of all computer software programs and applications owned or licensed by the Borrower and any Restricted Subsidiary by having and enforcing a policy requiring any licensees of such source code (including any licensees under any source code escrow agreement) to enter into license agreements with appropriate use and nondisclosure restrictions, except in each case where the failure to take any such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.5           Insurance. The Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors or other applicable law. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (a) in the case of liability insurance policies (other than workers’ compensation and other policies for which such endorsements are not customary), name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder and (b) in the case of business interruption and casualty insurance policies, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Requisite Lenders, that names the Collateral Agent, for the benefit of the Secured Parties, as the lender’s loss payee thereunder, and shall provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Requisite Lenders or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.6           Books and Records; Inspections. The Borrower and each Restricted Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Restricted Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives, agents or advisors) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that so long as no Default or Event of Default has occurred and is continuing such visits and inspections to be limited to not more than one visit and inspection for the Administrative Agent and all Lenders (coordinated through the Administrative Agent) in any Fiscal Year.

5.7           Weekly Conference Calls. No less than once per week, the Borrower shall make its senior management and its financial advisor available via teleconference to discuss with the Lenders and their advisors the financial position, cash flows, variances and operations of the Debtors (with a question and answer session).

5.8           Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, the Borrower and each Restricted Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of Sanctions Laws, the PATRIOT Act and other applicable anti-terrorism and money laundering laws and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material and (b) otherwise, where failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.9           Environmental Matters. (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent and the Lenders, promptly upon the occurrence thereof, written notice describing in reasonable detail (i) any material Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (ii) any remedial action taken by the Borrower, any Restricted Subsidiary or any other Person in response to any Release of Hazardous Materials Activities or any Environmental Liability that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any Restricted Subsidiary obtaining knowledge of any occurrence or condition on any Material Real Estate Asset that would cause any Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (iv) any Environmental Liability involving the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Environmental Response. The Borrower will, and will cause each Restricted Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or any Restricted Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any claim pursuant to Environmental Law against the Borrower or any Restricted Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10           Subsidiaries. If any Person becomes a Restricted Subsidiary of the Borrower, the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent (acting at the direction of the Requisite Lenders) may agree to in writing), notify the Administrative Agent in writing thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary (if such Restricted Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Restricted Subsidiary owned by any Credit Party.

5.11           Additional Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of (a) the acquisition by any Credit Party of any owned Real Estate Asset after the Closing Date, (b) the acquisition by any Credit Party of After-Acquired Intellectual Property and (c) the acquisition by any Credit Party of any other material assets (other than any assets constituting Excluded Property) after the Closing Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof. The Borrower will, as promptly as practicable and in any event within 60 days (or such longer period as the Administrative Agent(acting at the direction of the Requisite Lenders) may agree to in writing), cause the requirements of clause (g) of the Collateral and Guarantee Requirement to be satisfied with respect to such Material Real Estate Asset. With respect to After-Acquired Intellectual Property, the Borrower will, as promptly as practicable and in any event within 60 days (or such longer period as the Administrative Agent (acting at the direction of the Requisite Lenders) may agree to in writing), provide the Administrative Agent written notice thereof, and, upon request of the Administrative Agent, such Borrower shall promptly execute and deliver to the Administrative Agent the appropriate Intellectual Property Security Agreements or such other actions as the Administrative Agent reasonably deems appropriate under applicable Law to evidence or perfect its Lien on any Intellectual Property Collateral, or otherwise to give effect to the intent of this Agreement.

5.12           Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, any necessary filings with the United States Patent and Trademark Office and the United States Copyright Office (including with respect to After-Acquired Intellectual Property) fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (to the extent applicable, subject to the grace periods set forth in Sections 5.10 and 5.11) or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. All such after-acquired assets (and any assets of a Restricted Subsidiary, as defined in Section 5.10) shall automatically constitute fully perfected first priority Liens on, and security interest in, all right, title and interest of the Credit Parties, pursuant to and as described in Section 5.16 and the Interim Order or the Final Order, as applicable. The Borrower will provide to the Administrative Agent, the Collateral Agent or the Requisite Lenders, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent, the Collateral Agent or the Requisite Lenders, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.13           Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain, within 30 days after the Petition Date, and maintain continuously a public credit facility rating from each of Moody’s and S&P in respect of the New-Money Loans (in each case, with no requirement as to any minimum rating).

5.14           Use of Proceeds. (a) The Borrower and the other Restricted Subsidiaries will use the proceeds of the Loans made hereunder solely for the purposes set forth in Section 2.5 and in compliance with Section 4.15(b).

(b)           The Borrower will not request any Loans and no part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

5.15           Post-Closing Matters. The Credit Parties shall satisfy each of the requirements set forth in Schedule 5.15 on or before the date specified in Schedule 5.15 for each such requirement, or such later date as may be agreed to by the Administrative Agent (acting on the written instructions of the Requisite Lenders, acting reasonably (which may be by email)).

5.16           Priority of Liens. Each Credit Party hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Credit Documents:

(a)           pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed superpriority claims pursuant to section 364(c)(1) of the Bankruptcy Code payable from and having recourse to all prepetition and post-petition property of the Credit Parties’ estates and all proceeds thereof (other than Avoidance Actions, but, upon entry of the Final Order, including Avoidance Proceeds), subject only to the Carve- Out to the extent provided in the Interim Order or the Final Order, as applicable;

(b)           pursuant to Section 364(c)(2) of the Bankruptcy Code and subject to the Carve-Out and the Senior Permitted Liens to the extent provided in the Interim Order or Final Order, as applicable, shall be secured by a perfected first priority Lien on all of the assets of the Credit Parties that are not subject to (x) valid, perfected and non-avoidable liens as of the Petition Date, or (y) valid Liens in existence as of the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code;

(c)           pursuant to section 364(d)(1) of the Bankruptcy Code and subject to the Carve-Out and the Senior Permitted Liens to the extent provided in the Interim Order or Final Order, as applicable, shall at all times be secured by a valid, binding, continuing, enforceable, fully-perfected senior priming security interest in and Lien upon all of the assets of each Credit Party to the extent that such assets are subject to existing Liens that secure the obligations of the applicable Credit Party under the Existing Debt Documents (subject to Prepetition Permitted Prior Liens (as defined in the Interim Order and, when entered, the Final Order) and any liens securing the claims of the Revolving Lenders and the Issuing Banks (each as defined under the Existing First Lien Credit Agreement) with respect to the Vector Subordinated Note Collateral (as defined in the Interim Order and, when entered, the Final Order) arising under the Existing First Lien Credit Agreement, any proceeds of which shall be applied in a manner consistent with the Prepetition First Lien Credit Documents (as defined in the Interim Order or the Final Order, as applicable));

(d)           pursuant to Section 364(c)(3) of the Bankruptcy Code and subject to the Carve-Out and the Senior Permitted Liens to the extent provided in the Interim Order or Final Order, shall be secured by a valid, binding, continuing, enforceable, fully-perfected junior Lien on all of the assets of the Credit Parties that are subject to (x) valid, perfected and non-avoidable Liens in existence at the time of the commencement of the Cases (other than the Liens securing the obligations under the Existing Debt Documents) or (y) valid Liens (other than the Liens securing the obligations under the Existing Debt Documents) in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, with the priority of the Liens in respect of the DIP Term Facility as set forth in the Orders; and

(e)           for the avoidance of doubt, the Collateral shall exclude Avoidance Actions, but shall, subject to entry of the Final Order, include Avoidance Proceeds.

(f)           (i) Each Credit Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the assets of the Credit Parties shall be created and (to the extent the Interim Order (and, when entered, the Final Order) is effective to perfect under local law) perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.

(g)           Each Credit Party further agrees that, upon the request of the Administrative Agent, in the exercise of the Requisite Lenders’ reasonable business judgment, such Credit Party shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 30 days following such request (as may be extended by the Administrative Agent, acting on the prior written instruction of the Requisite Lenders), Mortgages in recordable form with respect to the Real Estate Asset constituting Material Real Estate Asset and identified by the Administrative Agent (acting at the direction of the Requisite Lenders) on terms reasonably satisfactory to the Administrative Agent and the Requisite Lenders, including any ancillary deliverables described in clause (g) of the definition of Collateral and Guarantee Requirement.

In the event of a conflict between the terms and provisions of this Agreement or any other Credit Document and any Order, the terms and provisions of the applicable Order shall control.

5.17           [Reserved].

5.18           Bankruptcy Related Matters. The Borrower will and will cause each of the Guarantors and Restricted Subsidiaries to:

(a)           cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Loans, the Existing Debt and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Credit Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors and (vi) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Requisite Lenders (and (i) with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent and (ii) with respect to any orders described in clause (v) above, acceptable to the Requisite Lenders in their sole discretion) in all respects, it being understood and agreed that the forms of orders approved by the Requisite Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b)           comply in all material respects with each order entered by the Bankruptcy Court in connection with the Cases;

(c)           comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the Interim Order and the Final Order, as applicable, and any other order of the Bankruptcy Court;

(d)           promptly upon the Administrative Agent’s written request (acting at the direction of the Requisite Lenders), each Credit Party shall provide the Administrative Agent with copies of any informational packages provided to potential bidders, draft agency agreements, purchase agreements, status reports, and updated information related to the sale or any other transaction and copies of any such bids and any updates, modifications or supplements to such information and materials;

(e)           provide the Administrative Agent and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions;

(f)           deliver to counsel to the Ad Hoc Group of Term Lenders and to counsel to the Administrative Agent (to the extent practicable) promptly as soon as available but no later than two (2) Business Days prior to filing, copies of all proposed non-ministerial or administrative pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the Credit Parties with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Credit Parties to any official or unofficial committee appointed or appearing in the Cases or any other party in interest, and shall consult in good faith with the Requisite Lenders’ advisors regarding the form and substance of any such document; and

(g)           if not otherwise provided through the Bankruptcy Court’s electronic docketing system, as soon as available, deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent and Lenders promptly as soon as available, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of the Credit Parties with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Credit Parties to any official or unofficial committee appointed or appearing in the Cases.

SECTION 6.                                NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in Cash, each Credit Party covenants and agrees with the Agents and the Lenders that:

6.1           Indebtedness. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or remain liable with respect to any Indebtedness, except:

(a)           Indebtedness created under the Credit Documents;

(b)           Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Borrower or any Restricted Subsidiary, (ii) such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall have been pledged pursuant to the Pledge and Security Agreement, (iii) such Indebtedness owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full in Cash of the Obligations pursuant to the terms of the Intercompany Indebtedness Subordination Agreement and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c)           [Reserved];

(d)           Indebtedness existing on the date hereof and set forth on Schedule 6.1;

(e)           Indebtedness of the Credit Parties under the Existing Debt Documents;

(f)           (i) Indebtedness of the Borrower or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets of the Borrower or any Restricted Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Restricted Subsidiary, provided, in the case of this clause (i), that at the time of incurrence of such Indebtedness, the aggregate principal amount of Indebtedness then outstanding under this clause (i), together with the aggregate principal amount of Capital Lease Obligations outstanding under Section 6.1(n), shall not exceed $100,000;

(g)           Indebtedness of the Canadian Subsidiaries owing to any Debtor consisting of intercompany balances arising out of, or relating to the provision of, shared services provided consistent with past practice (and not resulting from the advance of Cash or Cash Equivalents);

(h)           [reserved];

(i)           [reserved];

(j)           [reserved];

(k)           Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(l)           Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the Borrower or any Restricted Subsidiary (i) under workers’ compensation, unemployment insurance, health, disability or other employee benefits and other social security laws and (ii) under bids, trade contracts, leases (other than Capital Lease Obligations), supply and service agreements with vendors, statutory obligations, surety, litigation and appeal bonds, performance bonds and obligations of a like nature;

(m)           [reserved];

(n)           Capital Lease Obligations arising under any Sale/Leaseback Transaction incurred in compliance with Section 6.9, provided that at the time of the consummation of such Sale/Leaseback Transaction, (i) the aggregate principal amount of Indebtedness then outstanding under this clause (n) shall not exceed $50,000 and (ii) the aggregate principal amount of Indebtedness then outstanding under this clause (n), together with the aggregate principal amount of Indebtedness outstanding under Section 6.1(f), shall not exceed $100,000;

(o)           other Indebtedness of the Borrower or any Restricted Subsidiary in the aggregate principal amount not to exceed $1,500,000 at any time outstanding;

(p)           [reserved];

(q)           [reserved];

(r)           Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, incurred in the ordinary course of business, in each case of this clause (r) consistent with the Approved Budget; and

(s)           to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1.

6.2           Liens. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or permit to exist any Lien on or with respect to any asset of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a)           Liens created under the Credit Documents or the Orders;

(b)           Permitted Encumbrances;

(c)           any Lien on any asset of the Borrower or any Restricted Subsidiary securing obligations under the Existing Debt Documents and Liens existing on the date hereof and set forth on Schedule 6.2;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.1(f) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Restricted Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;

(e)           [Reserved];

(f)           [Reserved]

(g)           [Reserved];

(h)           [Reserved];

(i)           [Reserved];

(j)           in the case of (i) any Restricted Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such Restricted Subsidiary or such other Person set forth (A) in its Organizational Documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type or (B) in the case of clause (ii) above, in any agreement or document governing Indebtedness of such Person;

(k)           [reserved];

(l)           [reserved];

(m)           nonexclusive outbound licenses of Intellectual Property and leases or subleases of equipment or real property, in each case granted by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(n)           any Lien in favor of the Borrower or any Restricted Subsidiary (other than Liens on assets of any Credit Party in favor of a Restricted Subsidiary that is not a Credit Party);

(o)           [reserved];

(p)           In each case consistent with the Approved Budget, (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and the Restricted Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           Cash deposits not to exceed $500,000 at any time securing letters of credit, bank guarantees and similar instruments issued in currencies other than Dollars;

(r)           Liens on the Collateral granted to provide adequate protection pursuant to the Interim Order (and, when entered, the Final Order); and

(s)           other Liens securing Indebtedness or other obligations; provided that the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause (s) shall not exceed $500,000.

Notwithstanding anything to the contrary herein, the Borrower shall (i) not permit any Canadian Subsidiary to, directly or indirectly, incur or permit to exist any Lien on or with respect to any of its assets, whether now owned or hereafter acquired or licensed, or assign or sell any income, profits or revenues (including accounts receivable and royalties) or rights in respect of any thereof and (ii) not incur or permit to exist any Lien on or with respect to any of its assets or any asset of any of its Subsidiaries that do not constitute Collateral, in each case other than Liens existing on the Petition Date and described on Schedule 6.2 hereto.

6.3           No Further Negative Pledges. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document or the Orders, (b) [reserved], (c) in the case of any Restricted Subsidiary that is not a wholly owned Subsidiary or the Equity Interests in any Person that is not a Restricted Subsidiary, restrictions and conditions imposed by the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary or to the Equity Interests in such other Person, as applicable, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by Section 6.1(f) or 6.1(n) or governing Liens permitted by Section 6.2(d), 6.2(p)(i) or 6.2(q) or by clause (c), (d) or (m) of the definition of “Permitted Encumbrances”; provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (e) [reserved], (f) [reserved], (g) [reserved], (h) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, and (i) customary restrictions in respect of Intellectual Property contained in nonexclusive licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property. Nothing in this Section 6.3 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.4           Restricted Payments. Neither the Borrower nor any Restricted Subsidiary will declare or pay or make, or agree to declare or pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, and declare and make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries).

6.5           Restrictions on Subsidiary Distributions. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Restricted Subsidiary, (b) to repay or prepay any Indebtedness owing by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (c) to make loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5, (iii) in the case of any Restricted Subsidiary that is not a wholly owned Subsidiary of the Borrower or, in the case of restrictions and conditions referred to in clause (d) above, the Equity Interests in any Person that is not a Restricted Subsidiary, restrictions and conditions imposed by agreements and documents governing Indebtedness of such Restricted Subsidiary or such Person or its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary or, in the case of restrictions and conditions referred to in clause (d) above, to any Equity Interests in such Restricted Subsidiary or such other Person, as applicable, (iv) in the case of restrictions and conditions referred to clause in (d) above, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1(n) or governing Liens permitted by Section 6.2(d), 6.2(p)(i) or 6.2(q) or by clause (c), (d) or (m) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (v) [reserved], (vi) [reserved], (vii) [reserved], (viii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder, and (ix) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (x) in the case of restrictions and conditions referred to in clause (d) above, customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property. Nothing in this Section 6.5 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.6           Investments. Neither the Borrower nor any Restricted Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary of the Borrower prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a)           Investments in Cash and Cash Equivalents in accordance with the Approved Budget;

(b)           Investments existing on the date hereof that are set forth on Schedule 6.6 in accordance with the Approved Budget (but not any additions thereto (including any capital contributions) made after the date hereof);

(c)           Investments by the Borrower and the Restricted Subsidiaries in Equity Interests in their Restricted Subsidiaries; provided that (i) such investees are Restricted Subsidiaries and Debtors prior to such Investments, (ii) any such Equity Interests held by a Credit Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement”, (iii) the aggregate amount of such Investments by the Credit Parties in, and loans and advances under clause (d) below by the Credit Parties to Restricted Subsidiaries that are not Credit Parties and Debtors (excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $5,500,000 at any time outstanding (provided that such Investments, loans and advances shall be made solely for the purpose of paying taxes owed by the Canadian Subsidiaries) and (iv) any such Investments shall be consistent with the Approved Budget;

(d)           loans or advances made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.1(b) and (ii) the amount of such loans and advances made by the Credit Parties to Restricted Subsidiaries that are not Credit Parties shall be subject to the limitation set forth in clause (c) above;

(e)           [reserved];

(f)           (i) Investments received in satisfaction or partial satisfaction of obligations thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business and in accordance with the Approved Budget  of the Borrower and the Restricted Subsidiaries;

(g)           Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.8;

(h)           [reserved];

(i)           Investments in the form of Hedge Agreements permitted under Section 6.12;

(j)           payroll, travel and similar advances to directors, officers, employees and consultants of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business and in accordance with the Approved Budget;

(k)           [reserved];

(l)           [reserved];

(m)           [reserved];

(n)           [reserved];

(o)           any other Investments made after the Closing Date in an amount not to exceed $250,000 in the aggregate;

(p)           [reserved];

(q)           In each case consistent with the Approved Budget, Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers; and

(r)           Guarantees of obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capital Lease Obligations) of any Credit Party entered into in the ordinary course of business.

Notwithstanding anything to the contrary in this Section 6.6, neither the Borrower nor any Restricted Subsidiary shall make any Investment that results in or facilitates in any manner any Restricted Payment not permitted under Section 6.4.

6.7           Financial Covenants.

(a)           The Borrower will not permit, in each case with respect to each Budget Test Period as of the last day thereof, beginning with the Budget Test Period applicable to the first Budget Variance Report (Compliance) required to be delivered after the Closing Date, (i) the negative variance as set forth in the Budget Variance Report (Compliance) of the aggregate receipts of the Credit Parties to exceed (x) for the Budget Test Period ending June 9, 2019 (and for the first tested Budget Test Period after a new DIP Budget has become the Approved Budget pursuant to Section 5.1(o)): 10%, (y) for the Budget Test Period ending June 16, 2019 (and for the second tested Budget Test Period after a new DIP Budget has become the Approved Budget pursuant to Section 5.1(o)): 7.5% and, (z) for any other Budget Test Period: 5.0% and (ii) the positive variance as set forth in the Budget Variance Report (Compliance) of the aggregate operating disbursements (excluding professional fees and expenses) made by the Credit Parties to exceed (x) for the Budget Test Period ending June 9, 2019 (and for the first tested Budget Test Period after a new DIP Budget has become the Approved Budget pursuant to Section 5.1(o)): 10%, (y) for the Budget Test Period ending June 16, 2019 (and for the second tested Budget Test Period after a new DIP Budget has become the Approved Budget pursuant to Section 5.1(o)): 7.5% and, (z) for any other Budget Test Period: 5.0%.

(b)           The Borrower will not permit, for any cumulative period beginning with June 1, 2019 and ending on the last day of any fiscal month (beginning with the period ending on June 30, 2019), EBITDA to be lower by more than the EBITDA Variance Percentage compared to EBITDA projected for such period in the projections delivered pursuant to Section 3.1(l)(ii)

(c)           The Borrower will not permit, for any fiscal month (beginning with the fiscal month ending on June 30, 2019), Monthly Recurring Revenue to be lower by more than the Monthly Recurring Revenue Variance Percentage compared to Monthly Recurring Revenue projected for such fiscal month in the projections delivered pursuant to Section 3.1(l)(ii).

6.8           Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) Neither the Borrower nor any Restricted Subsidiary will merge or consolidate with or into any other Person (including, in each case, pursuant to a Delaware LLC Division), or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, on a consolidated basis, except that:

(i)             any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person;

(ii)             any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and if any party to such merger or consolidation is a Guarantor Subsidiary, the surviving Person is a Guarantor Subsidiary);

(iii)             any Restricted Subsidiary may merge or consolidate with or into any Person (other than the Borrower) or any Restricted Subsidiary may liquidate or dissolve, in each case, in connection with a sale of all or substantially all of the assets of the Debtors approved by the Bankruptcy Court or in connection with the sale of all or substantially all of the assets of one or more Canadian Subsidiaries approved by the Canadian Bankruptcy Court, in each case to the extent permitted pursuant to Section 6.8(b);

(iv)             [reserved]; and

(v)             any Credit Party (other than the Borrower) may Dispose of all or substantially all of its assets to the Borrower or to another Credit Party;

provided that, in the case of clauses (i) and (ii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6.

(b)           Neither the Borrower nor any Restricted Subsidiary will Dispose of, or exclusively license, any asset, including any Equity Interest, owned by it, except:

(i)             Dispositions, in each case consistent with the Budget, of (A) inventory and obsolete, worn out or surplus equipment in the ordinary course of business, (B) leasehold improvements to landlords pursuant to the terms of leases in respect of any Leasehold Property and (C) Cash and Cash Equivalents;

(ii)             Dispositions, and exclusive licenses, to any Credit Party;

(iii)             Investments made in compliance with Sections 6.6 and 6.10;

(iv)             Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with the Approved Budget and not as part of any accounts receivables financing transaction;

(v)             [Reserved];

(vi)             leases and licenses entered into by the Borrower or any Restricted Subsidiary prior to the Petition Date as a licensor or lessor in the ordinary course of business, provided that such leases or license do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or interfere in any material respect with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(vii)             any casualty or other insured damage to, or the taking under the power of eminent domain or by condemnation or similar proceeding of any assets of the Borrower or any Restricted Subsidiary;

(viii)             Disposition of the Equity Interests in the Canadian Subsidiaries, or all or substantially all assets of any Canadian Subsidiary, in each case approved by the Bankruptcy Court (in the case of a Disposition of the Equity Interests in the Canadian Subsidiaries) or the Canadian Bankruptcy Court (in the case of a Disposition of all or substantially all assets of a Canadian Subsidiary), as applicable, and the Requisite Lenders and provided for and made in accordance with the Restructuring Support Agreement; provided that the Net Proceeds thereof shall be applied as required by Section 2.13, subject to Section 2.13(h);

(ix)             Dispositions of all or substantially all of the assets of the Debtors as approved by the Bankruptcy Court pursuant to the “Sale Transaction” (as defined in the Restructuring Support Agreement) made in accordance with the Restructuring Support Agreement; provided that the Net Proceeds thereof shall be applied as required by Section 2.13, subject to Section 2.13(h); and

(x)             other Dispositions of assets that are not permitted by any other clause of this Section 6.8(b), provided that the aggregate Net Proceeds thereof shall not exceed $250,000.

(c)           Notwithstanding anything to the contrary set forth herein, (i) neither the Borrower nor any Restricted Subsidiary will sell, transfer or otherwise dispose of any Equity Interests in any Restricted Subsidiary unless (A) such Equity Interests constitute all the Equity Interests in such Restricted Subsidiary held by the Borrower and the Restricted Subsidiaries and (B) immediately after giving effect to such transaction, the Borrower and the Restricted Subsidiaries shall otherwise be in compliance with Section 6.6 and (ii) no Restricted Subsidiary will issue any additional Equity Interests in such Restricted Subsidiary other than (A) to the Borrower or any Restricted Subsidiary in compliance with Section 6.4, (B) directors’ qualifying shares and (C) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.

(d)           The Borrower will not permit any Person other than the Borrower, or one or more of its Restricted Subsidiaries that is not a CFC or CFC Holding Company, to own any Equity Interests in any Restricted Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary that itself is a CFC Holding Company).

6.9           Sales and Leasebacks. Neither the Borrower nor any Restricted Subsidiary will enter into any Sale/Leaseback Transaction.

6.10           Transactions with Affiliates. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or such Restricted Subsidiary on terms that are less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) transactions between or among the Credit Parties not involving any other Affiliate, (b) [reserved], (c) [reserved], (d) compensation and indemnification arrangements for directors, officers, employees and consultants of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business in accordance with the Approved Budget (including, for the avoidance of doubt, grants of stock options, stock purchase rights, stock exchange rights or other equity-based awards to directors, employees and officers and any “key-man” insurance policy maintained by a Credit Party), (e) loans and advances permitted under Section 6.6(j), (f) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions and (g) the transactions set forth on Schedule 6.10 in accordance with the Approved Budget (without giving effect to any amendment, restatement, supplement or other modification thereto after the Petition Date that could reasonably be expected to be adverse in any material respect to the Lenders).

6.11           Conduct of Business. Neither the Borrower nor any Restricted Subsidiary will engage in any business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries on the Petition Date.

6.12           Hedge Agreements. Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Restricted Subsidiary) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

6.13           Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Restricted Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) its Organizational Document, (b) any certificate of designation or other agreement or instrument governing or evidencing the Holcombe Preferred Stock or (c) any agreement or instrument governing or evidencing any Indebtedness, in each case, to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders.

6.14           Fiscal Year. Neither the Borrower nor any Restricted Subsidiary will change its Fiscal Year to end on a date other than December 31.

6.15           Additional Matters. Without the Requisite Lenders’ prior written consent, neither the Borrower nor any Restricted Subsidiary (in the case of clauses (a), (b) and (f) below, limited to Restricted Subsidiaries that are Debtors under the Cases) will, directly or indirectly:

(a)           enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $500,000;

(b)           incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors;

(c)           assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against the Administrative Agent or the Lenders;

(d)           subject to the terms of the Interim Order or the Final Order, as applicable, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Credit Party may contest or dispute whether an Event of Default has occurred); or

(e)           seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent, at the direction of Requisite Lenders, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Interim Order, the Final Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Interim Order, the Final Order or any of the other Loan Documents;

(f)           except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Requisite Lenders in their sole discretion or (iii) as provided pursuant to any other order of the Bankruptcy Court reasonably acceptable to the Requisite Lenders, make any payment or distribution on account of any Indebtedness arising prior to the Petition Date;

(g)           make any payment, or set aside funds for the purpose of making any payments, or otherwise transfer any economic value (including the payment of any fees, costs or expenses of any advisors) to any direct or indirect equity holder of the Borrower in its capacity as such, including, without limitation, Holcombe T. Green, Jr. (or any affiliate of Holcombe T. Green, Jr.); or

(h)           without the prior written consent of the Requisite Lenders, shall make, enter into or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan, in each case, solely to the extent such agreement or compensation plan relates to an Executive Officer (as defined below), or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of the such agreements or plans, as applicable, or pay or cause to be paid any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans, as applicable, including, without limitation, any transaction or other bonus previously awarded but unpaid (it being understood that “Executive Officer” means the Borrower’s Chief Executive Officer, Chief Operating Officer, Chief Revenue Officer, Chief Financial Officer, Chief Technology Officer or Executive Vice President and General Counsel).

6.16           Payments to Lingo. The Borrower and its Restricted Subsidiaries shall (i) continue to diligently pursue all outstanding receivables from Lingo Communications, LLC or its affiliates (“Lingo”) and (ii) keep the Lenders promptly advised of the progress and developments related thereto until all obligations owing from Lingo to the Borrower are paid in full and Lingo is current with respect to all of its payment obligations to the Borrower and each Subsidiary.

SECTION 7.                                GUARANTEE

7.1           Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full in Cash of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of, or stay imposed under, any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2           Indemnity by the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor Subsidiary under its Obligations Guarantee, the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the fair market value of the assets so sold.

7.3           Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b)           the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other Guarantor or any other Person and whether or not the Borrower, any such other Guarantor or any other Person is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e)           any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security or exercise of a power of sale pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents; and

(f)           the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations or release of a Guarantor Subsidiary’s Obligations Guarantee in accordance with Section 9.8(d)(ii)): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4           Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Guarantor and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5           Guarantors’ Rights of Subrogation, Contribution, Etc.

  Until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Guarantor, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6           Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect (except, in the case of a Guarantor Subsidiary, if such Guarantor Subsidiary’s Obligations Guarantee shall have been released in accordance with Section 9.8(d)(ii)) until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7           Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8           Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any Subsidiary at the time of any such making or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary now or hereafter known by any Secured Party.

7.9           Bankruptcy, Etc.

  (a) The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or similar proceeding of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by the Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve the Borrower or any Subsidiary of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

In the event that all or any portion of the Obligations are paid by the Borrower or any Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or conveyance or transfer at undervalue or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

SECTION 8.                                EVENTS OF DEFAULT

8.1           Events of Default. If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document;

(b)           Default in Other Agreements. (i) Failure by the Borrower or any Restricted Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (b) shall not apply to (A) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; (B) any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.1; (C) any Indebtedness becoming due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof permitted hereunder or (D) any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date;

(c)           Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.23, 2.5, 5.1(e)(i), 5.2 (with respect to the Borrower only), 5.14, 5.15, 5.16, 5.18 or 6;

(d)           Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document or the Transactions shall be incorrect in any material respect as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date incorrect in any material respect as of such specific date);

(e)           Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and, except as may be expressly set forth in any such other Credit Document, such failure shall not have been remedied within 30 days after the earlier of (i) receipt by the Borrower of notice from the Administrative Agent or the Requisite Lenders of such failure and (ii) the Borrower obtaining knowledge of such failure;

(f)           Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Restricted Subsidiary that is not a Debtor in an involuntary case under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any Restricted Subsidiary that is not a Debtor under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of any Restricted Subsidiary that is not a Debtor, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged;

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Restricted Subsidiary that is not a Debtor shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Laws, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor, or over all or a substantial part of its property (other than any liquidation permitted by Section 6.8(a)(iv)); or any other Restricted Subsidiary that is not a Debtor shall make any general assignment for the benefit of creditors; or any Restricted Subsidiary that is not a Debtor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Restricted Subsidiary that is not a Debtor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f); provided, however, that any of the foregoing actions undertaken by any Canadian Subsidiary with the consent of the Requisite Lenders shall not constitute an Event of Default;

(h)           Judgments and Attachments. One or more judgments arising following the Petition Date for the payment of money in an aggregate amount of $1,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied in writing by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(i)           Employee Benefit Plans. The occurrence of one or more ERISA Events or Foreign Plan Events that have had, or could reasonably be expected to result in liability which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)           Change of Control. A Change of Control shall occur;

(k)           Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee purported to be created under the Credit Documents for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents or (ii) the release thereof as provided in Section 9.8(d);

(l)           Credit Documents. (i) Any Credit Party shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of any Credit Document (other than pursuant to the terms hereof or thereof) or (ii) any Credit Document, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (other than pursuant to the terms hereof or thereof); or

(m)           [Reserved].

(n)           The Cases; Bankruptcy Matters.

(i)             any of the Cases of the Credit Parties shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(ii)             a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) (other than a fee examiner) is appointed or elected in the any of the Cases, or the Bankruptcy Court shall have entered an order providing for such appointment;

(iii)             an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Credit Parties and the Credit Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Requisite Lenders;

(iv)             a Lender Termination Event (as defined in the Restructuring Support Agreement as in effect on the date hereof) shall have occurred and be continuing, or any event that with the passage of time or delivery of notice would constitute such a Lender Termination Event shall have occurred and be continuing;

(v)             the Restructuring Support Agreement is terminated for any reason (except if by mutual agreement among the parties thereto);

(vi)             any Credit Party, or any person on behalf of any Credit Party, shall file a motion or other pleading seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iii) above or the granting of any other relief that if granted would give rise to an Event of Default; or

(vii)             any Credit Party or any of its Subsidiaries, or any person claiming by or through any Credit Party or any of its Subsidiaries, with any Credit Party’s or any Subsidiary’s consent, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against (A) the Administrative Agent, the Collateral Agent or any of the Lenders relating to the DIP Term Facility, (B) the administrative agent, the collateral agent or any lender relating to the Super Senior Secured Credit Agreement or (C) the administrative agent, the collateral agent or any lender relating to the Existing First Lien Credit Agreement;

(viii)             the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing (i) any claims or charges, other than in respect of the DIP Term Facility and the Carve-Out or as otherwise permitted under the applicable Credit Documents or the Orders, entitled to superpriority administrative expense claim status in any Case pursuant to Section 364(c)(1) of the Bankruptcy Code that are pari passu with or senior to the claims of the Agents and the Lenders under the DIP Term Facility, or there shall arise or be granted by the Bankruptcy Court any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out), or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests provided for herein securing the Obligations hereunder, except, in each case, as expressly provided in the Credit Documents or in the Order then in effect (but only in the event specifically consented to by the Requisite Lenders), whichever is in effect;

(ix)             the Bankruptcy Court shall enter an order or orders granting relief from any stay of proceeding (including, the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest) to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets that constitute Collateral of any of the Credit Parties which have a value in excess of $500,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Credit Parties or their estates (taken as a whole);

(x)             an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, without the prior written consent of the Requisite Lenders (and with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent), or a Credit Party shall apply for the authority to do so;

(xi)             the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Requisite Lenders (or the Administrative Agent with the consent of the Requisite Lenders);

(xii)             an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Obligations;

(xiii)             an order shall have been entered by the Bankruptcy Court terminating or modifying the exclusive right of any Credit Party to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Requisite Lenders;

(xiv)             [reserved];

(xv)             any of the Credit Parties shall fail to comply in any material respect, as reasonably determined by the Requisite Lenders, with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date);

(xvi)             an order in the Cases shall be entered charging any of the Collateral (as defined herein and in the Existing First Lien Credit Agreement) under Section 506(c) of the Bankruptcy Code against the Lenders or the lenders under the Existing First Lien Credit Agreement, or the commencement of other actions that is materially adverse to Administrative Agent, the Collateral Agent or the Lenders, or the administrative agent, the collateral agent or the lenders under the Existing First Lien Credit Agreement or their respective rights and remedies under the DIP Term Facility in any of the Cases or inconsistent with any of the Credit Documents;

(xvii)             any order shall be entered which dismisses any of the Cases of the Credit Parties and which order does not provide for payment in full in Cash of the Obligations under the Credit Documents (other than contingent indemnification obligations not yet due and payable), or any of the Credit Parties and their Subsidiaries shall seek, support or fail to contest in good faith the entry of any such order;

(xviii)                       [reserved];

(xix)             any Credit Party or any Subsidiary thereof shall take any action in support of any matter set forth in this Section 8.1 or any other Person shall do so and such application is not contested in good faith by the Credit Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xx)             any Credit Party or any Subsidiary thereof shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding seeking, or otherwise consenting to (i) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or this Agreement or (ii) any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral;

(xxi)             any Credit Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent, the Collateral Agent or any Lender with respect to the Obligations or any lender under any Existing Debt with respect to the obligations thereunder, other than to challenge the occurrence of a Default or Event of Default;

(xxii)             without the consent of the Administrative Agent and the Requisite Lenders, the filing of any motion by the Credit Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any pre-petition agent, trustee or lender that is inconsistent with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date);

(xxiii)                       without the Requisite Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Credit Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Administrative Agent’s and the Requisite Lenders’ consent or to obtain any financing under section 364 of the Bankruptcy Code other than the facility hereunder unless such motion or order contemplates payment in full in Cash of the Obligations immediately upon consummation of the transactions contemplated thereby;

(xxiv)                       any Credit Party or any person on behalf of any Credit Party shall file any motion seeking authority to consummate a sale of assets of the Credit Parties or the Collateral having a value in excess of $250,000 outside the ordinary course of business and not otherwise permitted hereunder;

(xxv)             [reserved];

(xxvi)                       the filing by any of the Credit Parties of a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Plan of Reorganization;

(xxvii)                       the filing by any of the Credit Parties of a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement;

(xxviii)                       the entry of an order approving a plan of reorganization under Chapter 11 of the Bankruptcy Code in any of the Cases other than an Acceptable Confirmation Order;

(xxix)                       the entry of an order approving a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement Approval Order;

(xxx)             if any Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of the business affairs of the Credit Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect; provided, that the Credit Parties shall have five (5) Business Days after the entry of such an order to obtain a court order vacating, staying or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order;

(xxxi)                       any Credit Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or payables other than payments in respect of the repayment of the Existing Debt or as otherwise permitted under this Agreement, in each case, to the extent authorized by one or more “first day” or “second day” orders, the Interim Order or the Final Order and consistent with the Approved Budget;

(xxxii)                       without the Requisite Lenders’ consent, any Credit Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (i) to grant or impose, under section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior, equal or subordinate to the Collateral Agent’s liens and security interests; (ii) to use, or seek to use, Cash Collateral; or (iii) to modify or affect any of the rights of the Administrative Agent, the Collateral Agent or the Lenders under the Orders or the Credit Documents, by any order entered in the Cases; or

(xxxiii)                       any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and indefeasible payment in full in Cash of the Obligations under the Credit Documents and continuation of the Liens with respect thereto until the effectiveness thereof (other than contingent indemnity obligations not yet due), or any of the Debtors shall seek confirmation of any such plan or entry of any such order;

THEN, upon the occurrence and during the continuance of any Event of Default and notice to the Borrower by the Administrative Agent provided at the written request of (or with the consent of) the Requisite Lenders, (1) the Commitments shall immediately terminate, (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (3) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents.

Notwithstanding anything to the contrary herein, subject to the provisions of the Interim Order (and, when entered, the Final Order), (x) the enforcement of certain Liens or remedies with respect to the Collateral shall be subject to the Remedies Notice Period and (y) after expiration of the Remedies Notice Period, the Administrative Agent and the Collateral Agent, on behalf of the Secured Parties, shall be entitled to exercise all rights and remedies provided for in this Agreement, the Collateral Documents, the Orders and under applicable law. Solely during the Remedies Notice Period, the Debtors may continue to use Cash Collateral in the ordinary course of business, consistent with past practices, including for the purpose of funding the Carve-Out. During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, for the sole purpose of contesting whether an Event of Default has occurred and is continuing.

After the exercise of remedies provided for in this Section 8 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations, whether as proceeds of Collateral or otherwise, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to each of the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full in Cash, to the Borrower or as otherwise required by law.

Notwithstanding anything to the contrary herein, any proceeds of the Vector Subordinated Note Collateral (as defined in the Interim Order and, when entered, the Final Order) prior to the payment in full of the claims of the Revolving Lenders and Issuing Banks (each as defined in the Existing First Lien Credit Agreement) arising under the Existing First Lien Credit Agreement shall be applied in accordance with the last paragraph of Section 5.02 of the Existing First Lien Pledge and Security Agreement.

SECTION 9.                                AGENTS

9.1           Appointment of Agents. Wilmington Trust is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Wilmington Trust to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Requisite Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. Other than Sections 9.7 and 9.8(d), the provisions of this Section 9 are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

9.2           Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees and other Related Parties. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3           General Immunity.

(a)           No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing.

(b)           Exculpatory Provisions. None of any Agent or any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, no Agent nor any of its Related Parties shall (x) be liable to any Secured Party for any action taken or omitted by any Agent (i) with the consent or at the request of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or 10.5), or (y) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (iii) shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, insurance consultants, architects, engineers and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender reasonably in advance of such Credit Extension.

(c)           Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4           Acts in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, if applicable, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, if applicable, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5           Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Closing Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

(c)           Each Lender acknowledges and agrees that Wilmington Trust or one or more of its Affiliates will be acting as the administrative agent and collateral agent under the Super Senior Secured Credit Agreement and as the administrative agent and collateral agent under the Existing First Lien Credit Agreement and, in its capacity as the administrative agent and collateral agent under the Super Senior Secured Credit Agreement, is a party to the Intercreditor Agreement (as defined in the Super Senior Secured Credit Agreement) and, in its capacity as the administrative agent and collateral agent under the Existing First Lien Credit Agreement, is a party to the Intercreditor Agreement (as defined in the Super Senior Secured Credit Agreement) and the 1L/2L Intercreditor Agreement (as defined in the Super Senior Secured Credit Agreement). Each Lender and Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wilmington Trust or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.

9.6           Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligations under the Credit Documents to do so), for and against any and all Indemnified Liabilities of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in its capacity as such; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.6. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the first proviso (but subject to the second proviso) in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (with respect to the fees and expenses of counsel, limited to such fees, expenses and disbursements of counsel to the Agents for which the Agents are entitled payment or reimbursement from any Borrower under Section 10.2 or 10.3) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Credit Parties; provided that such reimbursement by the Lenders shall not affect the Credit Parties’ continuing reimbursement obligations with respect thereto. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding). Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 9.6. The undertaking in this Section 9.6 shall survive termination of the Commitments, the payment of all other Obligations and the resignation and/or replacement of the Administrative Agent or the Collateral Agent, as the case may be.

9.7           Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders, subject to, unless an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. If the Administrative Agent shall be a Defaulting Lender pursuant to clause (d) of the definition of such term, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent remove the Administrative Agent in its capacity as such and, subject to, unless an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), appoint a successor. Any resignation or removal of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent, and the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event (a) no successor to a resigning Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, the resigning Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment by the day that is 30 days following of the issuance of a notice of removal, the removal shall become effective on such 30th day, and on the date of effectiveness of such resignation or removal, as the case may be, (i) the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the resigning or removed Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the resigning or removed Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent, provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.2 and Section 10.3 shall continue in effect for the benefit of such resigning or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8           Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Guarantees purported to be created under the Credit Documents, the Collateral and the Credit Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b)           Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantees purported to be created under the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders (subject to procedures reasonably satisfactory to the Collateral Agent), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. In connection with any such bid referred to in clause (ii) above, (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5(a), (C) the Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata among the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(c)           [Reserved].

(d)           Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)             When all Obligations have been paid in full in Cash (excluding contingent obligations as to which no claim has been made) and all Commitments have terminated, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantees provided for in any Credit Document.

(ii)             (A) If all the Equity Interests in any Guarantor Subsidiary held by the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary of the Borrower, such Guarantor Subsidiary shall, upon effectiveness of such designation, or the consummation of such sale or other disposition, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured Party or any other Person.

(B) Upon any sale or other transfer by any Credit Party (other than to the Borrower or any Restricted Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person.

(iii)             In connection with any termination, release or subordination pursuant to this Section 9.8(d), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination provided, that, other than in the case of a release pursuant to Section 9.8(d)(i) above, the Borrower or other applicable Credit Party shall have provided the Administrative Agent and the Collateral Agent, at least five (5) Business Days prior to the date of the proposed termination, release or subordination, a request for such termination, release or subordination identifying the terms of the termination, release or subordination in reasonable detail, together with a written certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Credit Documents (and the Lenders hereby authorize and direct each Agent to conclusively rely on such certifications in performing its obligations under this Section 9.8(d)). Any execution and delivery of documents pursuant to this Section 9.8(d) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(e)           Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f)           Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Guarantees purported to be created under the Credit Documents, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)) and all the other provisions of this Agreement relating to Collateral, any such Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and any such Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9           Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10           Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.7, 2.9, 2.15, 2.17, 2.18, 2.19, 10.2 and 10.3) allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or the other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

9.11           Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments or this Agreement,

(ii)             the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

SECTION 10.                                MISCELLANEOUS

10.1           Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address, fax number or e-mail address as set forth on Schedule 10.1 or, in the case of any Lender, at such address, fax number or e-mail address as shall have been provided by such Lender to the Administrative Agent in writing; provided that, notwithstanding the foregoing, no notice or other communication hereunder may be provided to any Credit Party by means of a fax. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by e-mail, courier service or certified or registered United States mail or, except for notices or other communications to any Credit Party, facsimile and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (or, if not sent during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient), as provided in Section 10.1(b) if sent by e-mail or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent or the Collateral Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its e-mail address, fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b)           Electronic Communications.

(i)             Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person; provided, further, that notices and other communications to the Administrative Agent or the Collateral Agent may be delivered to it at the e-mail address specified in Section 10.1(a). Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address, if not sent during the normal business hours of the recipient, shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)             Each party hereto understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)             THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANTS AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM, AND EACH OF THE AGENTS AND THEIR RELATED PARTIES EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(iv)             Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c)           Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of any Credit Party or any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2           Expenses. The Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel) incurred by any Agent, the Ad Hoc Group of Term Lenders and any of their respective Affiliates in connection with the structuring, documentation, negotiation, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower or any other Credit Party, (b) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all reasonable and documented out-of-pocket costs, fees, expenses and other charges of any auditors, accountants, consultants or appraisers of any Agent or the Ad Hoc Group of Term Lenders, (d) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral or any insurance process and (e) all out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, any Lender, the Ad Hoc Group of Term Lenders and any Term Loan Lender Advisor in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (a), (b), (c) and (d) above, costs and expenses with respect to counsel shall be limited to (i) one primary counsel for the Agents and their Related Parties (taken as a whole), (ii) one primary counsel for the Lenders and their Related Parties (taken as a whole), (iii) in the event of any proceeding or hearing under any Debtor Relief Laws in any jurisdiction other than New York, (x) one firm of local counsel for the Agents and their Related Parties (taken as a whole) and (y) one firm of local counsel for the Lenders and their Related Parties (taken as a whole), (iv) one firm of regulatory counsel and (v) if reasonably necessary, one firm of local counsel in each applicable jurisdiction (other than as described in the preceding clause (iii)), in the case of clauses (iv) and (v) above, for all Persons entitled to reimbursement under this Section 10.2 (and, if any such Person shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel, one additional firm of regulatory counsel, and, if reasonably necessary, one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated (in each case, excluding allocated costs of in-house counsel)). All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.

10.3           Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless each Agent (and each sub-agent thereof) and Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY OR OUT OF ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (ii) other than in the case of any Agent or any of its Related Parties, a material breach in bad faith by such Indemnitee or its Related Parties of its express obligations under this Agreement or (iii) any action, investigation, claim, litigation or proceeding not involving an act or omission by any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent (or any holder of any other title or role) in its capacity as such). This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent or any Lender or any Related Party of any of the foregoing on any theory of liability, for indirect, consequential, special or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the syndication of the credit facilities provided for herein, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim for indirect, consequential, special or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           Each Credit Party agrees that no Agent or Lender or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 10.3(b)), in the case of any Credit Party, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Agent or Lender or its Related Parties in performing its obligations under this Agreement or any other Credit Document or (ii) other than in the case of any Agent or its Related Parties, a material breach in bad faith by such Lender or its Related Parties of its express obligations under this Agreement.

10.4           Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.5           Amendments and Waivers. (a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Sections 10.5(d) and 10.5(e), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders, and acknowledged by the Administrative Agent, and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided, that any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents.

(b)           Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i)             increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii)             extend the Stated Maturity Date of any Loan (it being understood that, (x) the Requisite Lender may extend the Stated Maturity Date no more than three times by one calendar month from the then applicable Stated Maturity Date, and (y) for the avoidance of doubt, an extension of the due date of any mandatory prepayment of a Loan or any extension of the Termination Date resulting from an amendment of any of clauses (b) through (e) of the definition of “Termination Date” shall not be subject to this Section 10.5(b)(ii));

(iii)             [Reserved];

(iv)             [Reserved];

(v)             reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest, fee or premium;

(vi)             reduce the principal amount of any Loan;

(vii)             waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(viii)             amend the percentage specified in the definition of the term “Requisite Lenders” or amend the term “Pro Rata Share”, waive, amend or otherwise modify Section 2.16 hereof or Section 5.02 of the Pledge and Security Agreement (and any comparable provision of any other Collateral Document) in a manner that would alter the pro rata sharing of payments required thereby or waive, amend or otherwise modify Section 2.14 of this Agreement;

(ix)             release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the Guarantor Subsidiaries from the Guarantees created under the Credit Documents (or limit liability of all or substantially all the Guarantor Subsidiaries in respect of any such Guarantee), in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with other Debtor Relief Laws or an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of any such Guarantee and (B) an amendment or other modification of Section 6.8 shall only require the consent of the Requisite Lenders); or

(x)             except as provided by operation of law and otherwise permitted hereunder, amend or modify the Superpriority Claims status of the Obligations under the Orders or under any Credit Document, provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vii), (viii), (ix) and (x).

(c)           Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall:

(i)             [reserved]; or

(ii)             waive, amend or otherwise modify the rights, duties, privileges, protections, indemnities, immunities or obligations of, or any fees or other amounts payable to, any Agent without the prior written consent of such Agent.

(d)           [reserved];

(e)           Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i)             any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii)             [reserved];

(iii)             [reserved];

(iv)             the Administrative Agent and the Collateral Agent may, without the consent of any other Secured Party, (A) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any other Credit Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” or (B) waive, amend or modify any provision in any Credit Document (other than this Agreement), or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement; and

(v)             any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(e).

(f)           Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.6           Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.8) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as Lenders hereunder for all purposes of this Agreement and the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any registration and processing fee payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent and the Borrower, if applicable) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i)             any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii)             any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee”, upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) except in the case of assignments made during the primary syndication of any credit facilities established hereunder, receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of the Administrative Agent;

provided that:

(A)            in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $1,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender, provided that the consent of the Borrower to any lesser amount (x) shall not be required if an Event of Default shall have occurred and is continuing pursuant to Section 8.1(a), 8.1(f) or 8.1(g) and (y) shall be deemed to have been granted if notice shall be given to the Borrower requesting its consent to a lesser amount and the Borrower shall not have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received such request; and

(B)            each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder.

(d)           Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent (i) to the extent the assignee is not already a Lender, an Administrative Questionnaire, (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(g) and (iii) payment to the Administrative Agent by the assignor or the assignee of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (i) in connection with an assignment during the primary syndication of any credit facilities established hereunder or (ii) otherwise waived by the Administrative Agent in its sole discretion).

(e)           Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower, any Permitted Holder or any Affiliate of the Borrower.

(f)           Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8), and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)           Participations.

(i)             Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Commitments or Loans or other rights and obligations of such Lender under this Agreement or any other Credit Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)             The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii)             The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(g) (it being understood that the documentation required under Section 2.19(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.20 and 2.22 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h)           Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or to any other central bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, other central bank, pledgee or trustee be considered to be a “Lender” hereunder.

10.7           Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8           Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17(c), 2.18, 2.19, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9           No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10                      Marshalling; Payments Set Aside. None of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent or Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent or Lender), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent, preferential or at undervalue, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11                      Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12                      Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13                      Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14                      APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.15                      CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16                      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17                      Confidentiality. Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower or any of its Affiliates and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials relating to the credit facilities governed by this Agreement; and provided further that without the Borrower’s prior written consent, no such disclosure may be made to any Disqualified Institution), (c) on a confidential basis, to any rating agency, (d) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) as required by law or pursuant to legal or judicial process (in which case, unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower promptly thereof), (g) as required or requested by any Governmental Authority or by any regulatory or quasi-regulatory authority (including any self-regulatory organization) having jurisdiction or claiming to have jurisdiction over such Agent or such Lender or any of their respective Affiliates, (h) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in possession of such Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (j) with the consent of the Borrower and (k) to any other party to this Agreement. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the Borrower and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement and identified as confidential by the Borrower. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Agent, such parties may disclose Confidential Information as provided in this Section 10.17.

10.18                      Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19                      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20                      Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF (BUT DO NOT SUPERSEDE ANY PROVISIONS OF ANY FEE LETTER BETWEEN OR AMONG ANY CREDIT PARTIES AND ANY LENDER, ANY AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING THAT BY THE TERMS OF SUCH DOCUMENTS ARE STATED TO SURVIVE THE EFFECTIVENESS OF THIS AGREEMENT, ALL OF WHICH PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT).

10.21                      PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22                      Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23                      No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent or Lender, on the one hand, and such Credit Party or its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Agent or Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Agent and Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24                      [Reserved].

10.25                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FUSION CONNECT, INC., as Borrower
By:	/s/ Keith Soldan
Name: Keith Soldan
Title: Chief Financial Officer

FUSION NBS ACQUISITION CORP.
FUSION LLC
FUSION BCHI ACQUISITION LLC
FUSION CB HOLDINGS, INC.
FUSION CLOUD SERVICES LLC
FUSION COMMUNICATIONS, LLC
FUSION MANAGEMENT SERVICES LLC
FUSION TELECOM, LLC
FUSION TEXAS HOLDINGS, INC.
FUSION TELECOM OF KANSAS, LLC
FUSION TELECOM OF OKLAHOMA, LLC
FUSION TELECOM OF MISSOURI, LLC
FUSION TELECOM OF TEXAS LTD., L.L.P.
BIRCAN HOLDINGS, LLC
FUSION PM HOLDINGS, INC.
FUSION MPHC HOLDING CORP.
FUSION CLOUD COMPANY LLC
FUSION MPHC GROUP, INC., as Guarantors

By:	/s/ Keith Soldan
Name: Keith Soldan
Title: Chief Financial Officer

[Signature Page to DIP Credit and Guaranty Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent and the Collateral Agent,
By:	/s/ Jeffery Rose
Name: Jeffery Rose Title: Vice President

[Signature Page to DIP Credit and Guaranty Agreement]

[_________], as a Lender,
By:	/s/
Authorized Signatory

[Signature Page to DIP Credit and Guaranty Agreement]

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